UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
Doximity, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Doximity, Inc.
500 3rd St., Suite 510
San Francisco, CA 94107
July 16, 2025
Dear Doximity Stockholder:
We are pleased to invite you to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Doximity, Inc. (“Doximity”) for fiscal year 2025, to be held on August 28, 2025 at 9:00 a.m. Pacific Time. The Annual Meeting will be held virtually via a live audio-only webcast on the internet at http://www.virtualshareholdermeeting.com/DOCS2025. As described in the Notice, there are several ways to submit your vote until August 27, 2025 at 11:59 p.m. Eastern Time, and you can also vote during the meeting in accordance with the instructions provided in the Notice.
Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement for fiscal year 2025. You are entitled to vote at our Annual Meeting and any adjournments, continuations or postponements of our Annual Meeting only if you were a stockholder as of the close of business on July 3, 2025.
Thank you for your ongoing support of Doximity.
Sincerely,
Jeff Tangney
Chief Executive Officer, Director and Co-Founder
INFORMATION REGARDING YOUR VOTE
On or about July 16, 2025, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our Annual Meeting of Stockholders (the “Proxy Statement”) and our 2025 Annual Report on Form 10-K (“2025 Annual Report”). The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This Proxy Statement and our 2025 Annual Report can be accessed directly at the internet address www.proxyvote.com using the control number located on your proxy card. A copy of our 2025 Annual Report and our Proxy Statement are also available on our investor relations website at https://investors.doximity.com/overview/default.aspx.
Whether or not you plan to attend the meeting, please ensure that your shares are voted at the Annual Meeting by signing and returning a proxy card or by using our internet or telephonic voting system.

Doximity, Inc.
500 3rd St., Suite 510
San Francisco, CA 94107
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 28, 2025
Notice is hereby given that Doximity, Inc. will hold its Annual Meeting of Stockholders (the “Annual Meeting”) for fiscal year 2025 on August 28, 2025 at 9:00 a.m. Pacific Time via a live audio-only webcast on the internet at http://www.virtualshareholdermeeting.com/DOCS2025. As described herein, there are several ways to submit your vote until August 27, 2025 at 11:59 p.m. Eastern Time, and you can also vote during the meeting in accordance with the instructions provided herein.
We are holding the Annual Meeting for the following purposes, which are more fully described in the accompanying proxy statement:
•To elect two Class I directors to hold office until the annual meeting of stockholders to be held in 2028 or until their successors are duly elected and qualified, subject to their earlier resignation or removal;
•To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending March 31, 2026;
•To approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers for the fiscal year ended March 31, 2025, as disclosed in the Proxy Statement (the “Say-on-Pay Proposal”); and
•To transact any other business that properly comes before the Annual Meeting (including adjournments, continuations, and postponements thereof).
Our board of directors recommends that you vote “FOR” the director nominees named in Proposal One, “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm as described in Proposal Two, and "FOR" the Say-on-Pay Proposal.
We have elected to provide electronic access to our Annual Meeting materials, which include the proxy statement for our Annual Meeting (the “Proxy Statement”) accompanying this notice, in lieu of mailing printed copies. On or about July 16, 2025, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and our 2025 Annual Report on Form 10-K (“2025 Annual Report”). The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. Our Proxy Statement and our 2025 Annual Report can be accessed directly at the internet address www.proxyvote.com using the control number located on your proxy card.
Only stockholders of record at the close of business on July 3, 2025 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement.
By Order of the Board of Directors,
Jennifer Chaloemtiarana
General Counsel and Corporate Secretary
San Francisco, California
July 16, 2025

DOXIMITY, INC.
ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

DOXIMITY, INC.
500 3rd St., Suite 510
San Francisco, CA 94107
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AUGUST 28, 2025
GENERAL INFORMATION
Our board of directors (our “board”) solicits your proxy on our behalf for the Annual Meeting of Stockholders (the “Annual Meeting”) for fiscal year 2025 and at any adjournment, continuation or postponement of the Annual Meeting for the purposes set forth in this proxy statement for our Annual Meeting of Stockholders (this “Proxy Statement”) and the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held virtually via a live audio-only webcast on the internet on August 28, 2025 at 9:00 a.m. Pacific Time. On or about July 16, 2025, we expect to mail our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our 2025 Annual Report on Form 10-K (“2025 Annual Report”). If you held shares of our Class A common stock or Class B common stock at the close of business on July 3, 2025 you are invited to attend the meeting at http://www.virtualshareholdermeeting.com/DOCS2025 and vote on the proposals described in this Proxy Statement. As described in this Proxy Statement, there are several ways to submit your vote until August 27, 2025, at 11:59 p.m. Eastern Time, and you can also vote during the meeting in accordance with the instructions provided herein.
In this Proxy Statement the terms “Doximity,” “the Company,” “we,” “us” and “our” refer to Doximity, Inc. and its subsidiaries. The mailing address of our principal executive offices is Doximity, Inc., 500 3rd St., Suite 510, San Francisco, CA 94107. The Company’s fiscal year ends on March 31st. Unless otherwise noted, all references to a particular year shall mean the Company’s fiscal year.

What matters are being voted on at the Annual Meeting?
You will be voting on:
•The election of two Class I directors to serve until the annual meeting of stockholders to be held in 2028 or until their successors are duly elected and qualified;
•A proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending March 31, 2026;
•The approval, on a non-binding advisory basis, of the compensation paid to the Company’s named executive officers in fiscal year 2025, as disclosed in this proxy statement (the “Say-on-Pay Proposal”); and
•Any other business as may properly come before the Annual Meeting.

How does the board recommend that I vote on these proposals?
Our board recommends a vote:
•“FOR” the election of Jeff Tangney and Kira Wampler as Class I directors;
•“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending March 31, 2026; and
•"FOR" for the non-binding, advisory Say-on-Pay Proposal.

Who is entitled to vote?
Holders of either class of our common stock at the close of business as of July 3, 2025, the record date for our Annual Meeting (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, there were 136,497,596 shares of our Class A common stock and 50,919,611 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this Proxy Statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to 10 votes on each proposal. Our Class A common stock and Class B common stock are sometimes collectively referred to in this Proxy Statement as our “common stock.”
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote by internet during the meeting or vote through the internet, by telephone or, if you request or receive paper proxy materials by mail, by filling out and returning the proxy card. Throughout this Proxy Statement, we refer to these registered stockholders as “stockholders of record.”
Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares if you follow the instructions you receive from your broker, bank or nominee. You can also choose to vote your shares before the Annual Meeting by internet or telephone or by internet during the Annual Meeting, in each case by using the 16-digit control number, which is in the instructions accompanying your proxy materials, if your broker, bank or nominee makes those instructions available. Beneficial owners are also invited to attend the Annual Meeting.

What do I need to be able to attend the Annual Meeting online?
We will be hosting our Annual Meeting via live audio-only webcast. Any stockholder can attend the Annual Meeting live online at http://www.virtualshareholdermeeting.com/DOCS2025. The webcast (and your opportunity to vote online, if you did not submit your vote in advance or if you wish to change your vote) will start promptly at 9:00 a.m. Pacific Time on August 28, 2025. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. Pacific Time and you should allow sufficient time for the check-in procedures. Stockholders may vote while attending the Annual Meeting online, although we urge you to vote before the meeting using this proxy for efficiency of administration. In order to be able to attend the Annual Meeting, you will need the 16-digit control number, which is located on your proxy card. Instructions on how to participate in the Annual Meeting are also posted online at www.proxyvote.com.

What if I have technical difficulties or trouble accessing the Annual Meeting?	If you encounter any technical difficulties with accessing the audio-only webcast during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log-in page.

How many votes are needed for the approval of each proposal?
Proposal One. Directors shall be elected by a plurality of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors. “Plurality” means that the nominees who receive the largest number of votes cast “For” such nominees are elected as directors. You may vote “For” or “Withhold” your vote for each of the nominees in the election of directors. Votes withheld and broker non-votes will have no effect on the outcome of the election of directors.
Proposal Two. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our year ending March 31, 2026 requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote on Proposal Two. Abstentions will have the same effect as a vote “Against” this proposal. We expect there will be no broker non-votes with respect to this proposal, because brokers have discretionary voting authority with respect to this proposal. Broker non-votes, if any, will have no effect on this proposal.
Proposal Three. Approval of the non-binding, advisory Say-on-Pay Proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote on Proposal Three. Abstentions will have the effect of a vote “Against” this proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal. As an advisory vote, this proposal is not binding on the Company, our board or our compensation committee and it will not affect, limit, or augment any existing compensation or awards. Notwithstanding the advisory nature of this vote, our board values the opinions expressed by our stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

What is the quorum requirement?	A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of stockholders and conduct business under our bylaws and Delaware law. The presence, in person or by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at the meeting will constitute a quorum at the Annual Meeting. Abstentions, withheld votes and broker non-votes are counted as shares present and entitled to vote at the meeting for the purposes of determining a quorum.

How do I vote?
If you are a stockholder of record, there are four ways to vote:
(1)by internet at proxyvote.com 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on August 27, 2025 (have your Notice and proxy card in hand when you visit the website);
(2)by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on August 27, 2025 (have your Notice and proxy card in hand when you call);
(3)by marking, signing, and dating your proxy card and mailing it to Doximity, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 (if you received printed proxy materials). Your proxy card must be received at the above location before 11:59 p.m. Eastern Time on August 27, 2025; or
(4)by internet during the Annual Meeting. Instructions on how to attend and vote at the Annual Meeting are described at proxyvote.com.
In order to be counted, proxies submitted by telephone or internet must be received by 11:59 p.m. Eastern Time on August 27, 2025. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.
If you are a street name stockholder, please follow the instructions from your broker, bank or other nominee to vote by internet, telephone or mail before the meeting, or by internet during the Annual Meeting, in each case by using the 16-digit control number, which is in the instructions accompanying your proxy materials, if your broker, bank or nominee makes those instructions available.

Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy by:
•notifying our Corporate Secretary, in writing, at Doximity, Inc., 500 3rd St., Suite 510, San Francisco, CA 94107. Such notice must be received at the above location before 11:59 p.m. Eastern Time on August 27, 2025;
•voting again using the telephone or internet before 11:59 p.m. Eastern Time on August 27, 2025 (your latest telephone or internet proxy is the one that will be counted); or
•attending and voting during the Annual Meeting. Simply logging into the Annual Meeting will not, by itself, revoke your proxy.
If you are a street name stockholder, you may revoke any prior voting instructions by contacting your broker, bank or other nominee or by attending the Annual Meeting and voting by internet during the meeting by using the 16-digit control number, which is in the instructions accompanying your proxy materials, if your broker, bank or nominee makes those instructions available.

What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board. Jeff Tangney, Anna Bryson and Jennifer Chaloemtiarana have been designated as proxy holders by our board. When proxies are properly granted, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, continued or postponed, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What is the effect of votes withheld, abstentions and broker non-votes?
Votes withheld from any nominee, abstentions and “broker non-votes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions have the same effect as a vote “against” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending March 31, 2026 and the non-binding, advisory Say-on-Pay Proposal. Broker non-votes will each have no effect on the outcome of any of our proposals in the Proxy Statement.
Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter, the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our year ending March 31, 2026. Absent direction from you, your broker will not have discretion to vote on Proposal One (election of directors) and Proposal Three (Say-on-Pay), which are “non-routine” matters.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this Proxy Statement and our 2025 Annual Report, primarily via the internet. On or about July 16, 2025, we mailed to our stockholders a Notice that contains instructions on how to access our proxy materials on the internet, how to vote at the meeting and how to request printed copies of the proxy materials and our 2025 Annual Report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the environmental impact of our annual meetings of stockholders.

Where can I find the voting results of the Annual Meeting?	We will announce preliminary results at the Annual Meeting. We will also disclose final results by filing a Current Report on Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

How are proxies solicited for the Annual Meeting?	Our board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at:
Doximity, Inc.
Attention: Corporate Secretary
500 3rd St., Suite 510
San Francisco, CA 94107
(650) 546-7775
Street name stockholders may contact their broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement under Rule 14a-8 of the Securities Exchange Act of 1934 and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for next year’s Annual Meeting, our Corporate Secretary must receive the written proposal at our principal executive offices not later than March 18, 2026. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
Doximity, Inc.
Attention: Corporate Secretary
500 3rd St., Suite 510
 San Francisco, CA 94107
Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of our board or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for the annual meeting of stockholders to be held in 2026, our Corporate Secretary must receive the written notice at our principal executive offices:
•not earlier than March 18, 2026; and
•not later than the close of business on April 17, 2026
In the event we hold the such annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then, for notice by the stockholder to be timely, it must be received by the Corporate Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting, or the tenth day following the day on which public announcement of the date of such annual meeting is first made.
If a stockholder who has notified us of an intention to present a proposal at an annual meeting of stockholders does not appear to present such proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
Nomination of Director Candidates
Holders of our common stock may propose director candidates for consideration by our nominating and governance committee. Any such recommendations must include the nominee’s name and qualifications for membership on our board and be directed to our Corporate Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Corporate Governance.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, a stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.
Additionally, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company's nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than April 17, 2026.
Availability of Bylaws
A copy of our bylaws is available via the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Why is this Annual Meeting being held virtually?
We are hosting this meeting virtually at http://www.virtualshareholdermeeting.com/DOCS2025 in order to provide ease of access, real-time communication and cost savings for our stockholders and our Company. Hosting a virtual meeting provides easy access for our stockholders and facilitates participation since stockholders can participate from any location around the world.

PROPOSAL ONE:
ELECTION OF DIRECTORS
Number of Directors; Board Structure
Our board is divided into three staggered classes of directors. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class I directors expires at the Annual Meeting. The term of the Class II directors expires at the annual meeting to be held in 2026 and the term of the Class III directors expires at the annual meeting to be held in 2027. After the initial terms expire, directors are expected to be elected to hold office for a subsequent three-year term or until the election and qualification of their successors in office.
Nominees
Our board has nominated Jeff Tangney and Kira Wampler for re-election as Class I directors to hold office until the annual meeting of stockholders to be held in 2028 or until their successors are duly elected and qualified, subject to their earlier resignation or removal. Each of the nominees is a current Class I director and member of our board and has consented to serve if elected.
Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “FOR” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by our present board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on our board. Our board may fill such vacancy at a later date or reduce the size of our board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Vote Required

Directors shall be elected by a plurality of the voting power of the shares of our common stock, present in person or represented by proxy, at the Annual Meeting and entitled to vote on the election of directors. You may vote “For” or “Withhold” your vote for the nominees in the election of directors. Votes withheld and broker non-votes will have no effect on the outcome of the election of directors.

Recommendation of our Board
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.
The biographies of each of the nominees and continuing directors below contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused our board to determine that the person should serve as a director of the Company. In addition to the information presented below regarding each nominee’s and continuing director’s specific experience, qualifications, attributes and skills that led our board to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our Company and our board. Finally, we value our directors’ diversity and experience in relevant areas of business management and on other boards and board committees.
Our corporate governance guidelines also dictate that a majority of our board be comprised of directors whom our board has determined are “independent” directors under the published listing requirements of the New York Stock Exchange (“NYSE”).

Directors
The following table sets forth information regarding our directors, including their ages, as of July 1, 2025:

Name	Age	Positions and Offices Held with the Company	Class
Employee Directors:
Jeff Tangney	52	Chief Executive Officer and Director	I

Non-Employee Directors:
Kevin Spain (1)(2)	53	Director	II
Phoebe L. Yang (2)(3)	56	Director	III
Regina Benjamin (1)(3)	68	Director	III
Kira Wampler (2)(3)	52	Director	I
Timothy Cabral (1)	58	Director	II
____________
(1)Member of the audit committee.
(2)Member of the compensation committee.
(3)Member of the nominating and governance committee.
Class I Director Nominees
Jeff Tangney. Mr. Tangney is our co-founder and has served as our Chief Executive Officer and as a member of our board of directors since our inception in April 2010. Mr. Tangney co-founded Epocrates, Inc., a mobile medical reference app company, in June 1999, and held various management positions at Epocrates through March 2010, most recently as its president and chief operating officer, as well as executive vice president of sales and marketing, since September 2005. From June 1993 to August 1997, Mr. Tangney served as a manager of ZS Associates, a consulting firm. Mr. Tangney holds a B.S. in Economics and Math from the University of Wisconsin-Madison and an M.B.A. from the Stanford Graduate School of Business.
We believe Mr. Tangney is qualified to serve as a member of our board of directors because of the perspective and experience he brings as our Chief Executive Officer.

Kira Wampler. Ms. Wampler has served as a member of our board of directors since March 2020. Ms. Wampler has served as venture chair of Redesign Health Inc., a private investment firm and healthcare innovation platform, since February 2020. From November 2016 to March 2019, Ms. Wampler served as the chief executive officer of Art.com Inc., a private art retailer company, during which time she led the company through its acquisition by Walmart Inc. From December 2014 to November 2016, Ms. Wampler served as the chief marketing officer of Lyft, Inc., a mobile ride-sharing app. Ms. Wampler also previously served as chief marketing officer of Trulia, Inc., a private real estate listing company, from November 2013 to November 2014. Ms. Wampler has served on the boards of directors of private companies including Candid Care Co. from September 2019 to January 2023, Personal Capital Corporation from March 2019 to August 2020, and Healthline Media, Inc. from March 2019 to August 2019. Ms. Wampler holds a B.S. in Foreign Services from Georgetown University School of Foreign Services, where she majored in History and Diplomacy, and an M.B.A. from the Fuqua School of Business at Duke University.

We believe Ms. Wampler is qualified to serve on our board of directors because of her extensive experience advising technology companies as both a director and executive.
Continuing Members of the Board of Directors
Regina Benjamin, M.D. Dr. Benjamin has served as a member of our board since September 2020. Dr. Benjamin is currently the founder and chief executive officer of, and is a practicing physician at, BayouClinic, Inc., since January 1990. Dr. Benjamin was appointed as the 18th United States Surgeon General by President Barack Obama in July 2009 and served in that role from November 2009 to August 2013. In addition, Dr. Benjamin has approximately 30 years of experience as a practicing family physician. Dr. Benjamin has served as the founder and chief executive officer of the BayouClinic/Gulf States Health Policy Center since 1990, and as the NOLA.com/Times Picayune Endowed Chair in Public Health Sciences at Xavier University of Louisiana since September 2013. Dr. Benjamin served as a member of the boards of directors of each of the Oak Street Health, Inc., a public healthcare services company, until its acquisition by CVS, from October 2020 to April 2023, Ascension Health Alliance, a private healthcare company, from June 2014 to June 2023, Alere

Inc., a public medical device company, from December 2013 to July 2015, Diplomat Pharmacy, Inc., a public company providing specialty pharmacy services, prior to its acquisition by OptimRx, from April 2013 to 2015, ConvaTec Group plc, a public medical products and technologies company, from August 2017 to May 2022 and as a member of the March of Dimes Board of Trustees from June 2014 to June 2019,. Dr. Benjamin currently serves on the boards of Computer Programs and Systems, Inc. (now TruBridge, Inc.), a public technology company, since November 2017, Kaiser Foundation Hospitals and Health Plan since June 2015, and Prolacta, a private company that processes breast milk for premature infants. Dr. Benjamin also serves on the advisory board of HealthQuest Capital, a private growth capital firm, since May 2020, and the American Heart Association since 2019. Dr. Benjamin holds a B.S. in Chemistry from Xavier University of Louisiana, an M.D. from the University of Alabama at Birmingham, and an M.B.A from Tulane University.
We believe Dr. Benjamin is qualified to serve on our board of directors because of her extensive experience in both business and practice as a medical doctor and her experience advising other public companies.
Phoebe L. Yang. Ms. Yang has served as a member of our board of directors since August 2022. Ms. Yang currently serves on the board of directors of each of GE Healthcare Technologies, Inc., a leading global S&P 500 medical technology and solutions company, since January 2023, CommonSpirit Health, one of the largest U.S. tax-exempt health systems, since July 2020. From 2014 to 2020, she served on the board of directors of Providence-St. Joseph Health, one of the largest U.S. tax-exempt health systems. From May 2020 to September 2022, Ms. Yang served as General Manager, Amazon Web Services, Healthcare, where she led Amazon’s cloud business focused on enabling healthcare enterprises with advanced cloud technologies. From 2013 to 2018, Ms. Yang served as Chief Strategy Officer and Chief Architect for Population Health at Ascension Health, one of the largest U.S. tax-exempt health systems. A lifetime member of the Council on Foreign Relations since 2002, Ms. Yang holds a B.A. from the University of Virginia, and a J.D. from Stanford Law School, where she was President of the Stanford Law Review.
We believe Ms. Yang is qualified to serve on our board of directors because of her extensive industry experience as both a director and executive.
Timothy Cabral. Mr. Cabral has served as a member of our board of directors since September 2020. From February 2010 to September 2020, Mr. Cabral served as chief financial officer for Veeva Systems Inc., (“Veeva”), a public cloud-computing company, during which time the company launched its initial public offering. In April 2024, he returned as interim chief financial officer of Veeva. From February 2008 to February 2010, Mr. Cabral served as chief financial officer and chief operations officer for Modus Group, LLC, a private a wireless solutions and services company, and served as chief financial officer and vice president of operations for Agistics, Inc., a private employee management services company, from March 2005 to June 2007. Prior to its acquisition by Oracle Corporation, Mr. Cabral spent more than seven years at PeopleSoft, Inc., a computer technology company, beginning in November 1997, where he held various positions, including vice president of products & technology finance from June 1999 to January 2005 and senior director of corporate financial planning and analysis from November 1997 to June 1999. Mr. Cabral has served on the board of directors of ServiceTitan, Inc. a private cloud-based home services company, since December 2019, on the board of directors of Veeva since January 2022, and on the board of Singlestore, Inc. a cloud database company, since March 2021. Mr. Cabral previously served on the board of directors of Apttus Corporation, a private software provider, from October 2017 to October 2018, when it was acquired by Thoma Bravo. Mr. Cabral holds a B.S. in Finance from Santa Clara University and an M.B.A. from the Leavey School of Business at Santa Clara University.
We believe Mr. Cabral is qualified to serve on our board of directors because of his experience as an executive and director of a public company.
Kevin Spain. Mr. Spain has served as a member of our board of directors since March 2011. Since March 2011, Mr. Spain has served as general partner of Emergence Capital Partners, a venture capital firm, and served as a principal of Emergence Capital Partners from September 2006 to March 2011. Prior to joining Emergence Capital Partners, Mr. Spain was a member of the corporate development group of Microsoft Corporation, a computer software company, from June 2003 to May 2006, and a member of the corporate development group of Electronic Arts Inc., a game software content and services company, from September 2000 to May 2003. Mr. Spain was previously co-founder and chief executive officer of Madison.com, Inc., which provided a hosted marketing management solution for small and medium sized companies. Mr. Spain served on the board of directors of Veeva Systems Inc., a public cloud-computing company, from May 2008 to July 2014. Mr. Spain currently serves on the board of directors of several privately held companies. Mr. Spain holds a B.A. in Business Administration from the University of Texas at Austin and an M.B.A. from The Wharton School of the University of Pennsylvania.
We believe Mr. Spain is qualified to serve on our board of directors because of his extensive industry experience and his experience advising other public companies.

PROPOSAL TWO:
RATIFICATION OF THE APPOINTMENT OF
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the year ending March 31, 2026, and we are asking you and other stockholders to ratify this appointment. During fiscal year 2025, Deloitte served as our independent registered public accounting firm.
Although ratification of the appointment of Deloitte is not required by our bylaws or otherwise, our board is submitting the appointment of Deloitte to stockholders for ratification as a matter of good corporate governance. A majority of the votes properly cast is required in order to ratify the appointment of Deloitte. In the event that a majority of the votes properly cast do not ratify this appointment of Deloitte, our audit committee will reconsider whether or not to retain Deloitte. Even if the appointment is ratified, our audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the stockholders.
We expect that representatives of Deloitte will attend the Annual Meeting, but given the audio-only nature of this Annual Meeting, they will not make a statement or respond to questions from stockholders at that time.
Audit Committee Charter and Practices on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
Our audit committee operates under the audit committee charter pursuant to which our audit committee must pre-approve all auditing services and non-audit services to be provided to the Company by independent auditors. Pursuant to the audit committee charter, the pre-approval requirement is waived for non-audit services if the “de minimis” provisions of Section 10A(i)(1)(B) of the Exchange Act apply. Further, our audit committee may delegate authority to pre-approve non-audit services to the audit committee chair up to a dollar amount agreed upon by our audit committee, who shall report all pre-approval decisions to our audit committee at its next scheduled meeting.
Audit Fees
The following table sets forth the fees billed or to be billed by Deloitte and its affiliates for professional services rendered with respect to the years ended March 31, 2025 and 2024. All of these services were approved by our audit committee.

Fee Category	2025	2024
Audit Fees (1)	$2,825,439	$2,618,901
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	7,391	7,391
Total Fees	$2,832,830	$2,626,292
_____________
(1)Audit Fees consist of fees for professional services provided in connection with the audit of our consolidated financial statements, including reviews of our quarterly condensed consolidated financial statements, accounting consultations billed as audit services, and other regulatory filings.
(2)All Other Fees consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above. The other fees billed in both 2025 and 2024 were for the Company’s subscription to the Deloitte Accounting Research Tool, a web-based library of accounting and financial disclosure literature.

Vote Required

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our year ending March 31, 2026 requires the affirmative vote of a majority of the voting power of the shares of our common stock, present in person or represented by proxy, at the Annual Meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “Against” this proposal. Broker non-votes, if any, will have no effect on the outcome of the vote on this proposal.

Recommendation of our Board
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING MARCH 31, 2026.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD
The information contained in this audit committee report shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act, or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Doximity specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.
This report is submitted by the audit committee of the board. The audit committee consists of the directors whose names appear below. None of the members of the audit committee is an officer or employee of Doximity, and the board has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act and the applicable NYSE rules. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NYSE.
The audit committee’s general role is to assist the board in monitoring the Company’s financial reporting process and related matters. The audit committee’s specific responsibilities are set forth in its charter.
The audit committee has reviewed the Company’s consolidated financial statements for the year ended March 31, 2025 and met with its management team, as well as with representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, to discuss the consolidated financial statements. The audit committee also discussed with members of Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board.
In addition, the audit committee received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and discussed with members of Deloitte & Touche LLP its independence.
Based on these discussions, the financial statement review and other matters it deemed relevant, the audit committee recommended to the board that the Company’s audited consolidated financial statements for the year ended March 31, 2025 to be included in its fiscal year 2025 Annual Report.
Audit Committee
Timothy Cabral (Chair)
Regina Benjamin
Kevin Spain

EXECUTIVE OFFICERS
The following table sets forth information regarding our executive officers for fiscal year 2025, including their ages as of July 1, 2025. Our executive officers are appointed by, and serve at the discretion of, our board and each holds office until a successor is duly elected and qualified or until such officer’s earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Name	Age	Positions
Jeff Tangney	52	Chief Executive Officer and Director
Anna Bryson	35	Chief Financial Officer
Jennifer Chaloemtiarana	57	General Counsel

Information Concerning Executive Officers
In addition to Mr. Tangney, who serves as a director, our executive officers during fiscal year 2025 consisted of the following:
Anna Bryson. Ms. Bryson has served as our Chief Financial Officer since February 2021. From August 2017 to February 2021, Ms. Bryson served in various finance roles within our company, most recently as our VP of Strategic Finance, Financial Planning, and Analysis. Prior to joining our company, Ms. Bryson served as the founder and chief executive officer of ACB Capital, an investment advisory firm, from June 2012 to July 2017. Ms. Bryson holds both a B.A. and an M.A. in Philosophy, Politics, and Economics from the University of Oxford.

Jennifer Chaloemtiarana. Ms. Chaloemtiarana has served as our General Counsel since August 2020. From November 2019 to July 2020, she served as Chief Legal Officer and Corporate Secretary of Rodan & Fields, responsible for the legal and compliance functions, and prior to that, since 2014, served as General Counsel, Corporate Secretary and Chief Privacy Officer of Castlight Health, Inc., responsible for the legal, compliance and security functions. Ms. Chaloemtiarana holds a B.S. from Cornell University and a J.D. from the University of Michigan Law School, where she was a Contributing Editor of the Michigan Law Review.

CORPORATE GOVERNANCE
Our business and affairs are managed under the direction of our board, which is elected by our stockholders. In carrying out its responsibilities, our board selects and monitors our top management, provides oversight of our financial reporting processes, and determines and implements our corporate governance policies.
Our board and management team are committed to good corporate governance to ensure that we are managed for the long-term benefit of our stockholders, and we have a variety of policies and procedures to promote such goals. To that end, during the past year, our management periodically reviewed our corporate governance policies and practices to ensure that they remain consistent with the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), SEC rules and NYSE Listed Company Manual standards.
Besides verifying the independence of the members of our board and committees (which is discussed in the section titled “Independence of Our Board of Directors”), at the direction of our board, we also:
•Periodically review and make necessary changes to the charters for our audit, compensation, and nominating and governance committees;
•Establish disclosures control policies and procedures in accordance with the requirements of the Sarbanes-Oxley Act and the rules and regulations of the SEC;
•Have a procedure for receipt and treatment of anonymous and confidential complaints or concerns regarding audit or accounting matters in place; and
•Have a code of conduct that applies to our employees, officers and directors, including our chief executive officer, president, chief financial officer, and other executive and senior financial officers.
In addition, we have adopted a set of corporate governance guidelines. Our nominating and governance committee is responsible for reviewing our corporate governance guidelines from time to time and reporting and making recommendations to our board concerning corporate governance matters. A copy of our corporate governance guidelines can be found on our investor relations website at https://investors.doximity.com/governance/governance-documents/default.aspx. Our corporate governance guidelines address such matters as:
•Director Independence - Independent directors must constitute at least a majority of our board;
•Monitoring Board Effectiveness - Our board must conduct an annual self-evaluation of our board and its committees;
•Board Access to Independent Advisors - Our board as a whole, and each of its committees separately, have authority to retain independent experts, advisors or professionals as each deems necessary or appropriate; and
•Board committees - All members of the audit, compensation, and nominating and governance committees are independent in accordance with applicable NYSE Listed Company Manual standards.
Independence of Our Board of Directors
As required under NYSE listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The board of directors consults with the company’s counsel to ensure that the board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationship between each director, or any of such director’s family members, and the Company, its senior management and its independent auditors, our board has affirmatively determined that the following five directors are independent directors within the meaning of the applicable NYSE listing standards: Mr. Spain, Ms. Yang, Dr. Benjamin, Ms. Wampler and Mr. Cabral. In making this determination, our board found that none of these directors or nominees had a material or other disqualifying relationship with the Company.
In making those independence determinations, our board took into account certain relationship and transactions that occurred in the ordinary course of business between the Company and entities with which some of its directors are or have been affiliated. See the section titled “Certain Relationships and Related Party Transactions” for information about related party transactions involving members of our board or their affiliates.
Board Leadership Structure
The Company’s board is currently chaired by the Chief Executive Officer of the Company, Mr. Tangney.
The Company believes that combining the positions of Chief Executive Officer and chairperson helps to ensure that the board and management act with a common purpose, providing a single, clear chain of command to execute the Company’s strategic initiatives and business plans. In addition, the Company believes that a combined Chief Executive Officer/chairperson is well positioned to act as a bridge between management and the board, facilitating the regular flow of information. The Company also believes that it is advantageous to have a chairperson with an extensive history with and knowledge of the Company (as is the case with the Company’s Chief Executive Officer).
Our Board’s Role in Risk Oversight
Our board has responsibility for the oversight of our risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our board to understand our risk identification, risk management, and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, cybersecurity, strategic, and reputational risk.
Our board believes that open communication between our management team and our board is essential to management and oversight. Our board meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board, as well as at such other times as they deem appropriate, where, among other topics, they discuss major risk exposures, their potential impact on our business and steps we take to manage them.
While our board is ultimately responsible for risk oversight, our board committees assist our board in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee oversees and reviews the Company’s guidelines and policies that govern the process by which the Company’s exposure to risk is assessed and managed by management. More specifically, our audit committee assists our board in fulfilling its oversight responsibilities with respect to risk assessment and risk management in the areas of internal control over financial reporting, disclosure controls and procedures, legal and regulatory compliance, liquidity risk, enterprise risk management and cybersecurity. Our audit committee also discusses and considers with our management team and Deloitte & Touche LLP the Company's major financial, operational, privacy, security, competition, regulatory, enterprise, cybersecurity, and accounting risk exposures or other exposures and the steps that the Company's management has taken to monitor and control such exposures. Our nominating and governance committee assists our board in fulfilling its oversight responsibilities with respect to the management of risk associated with our board’s organization, membership, structure, corporate governance and environmental, social and governance initiatives. Our compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, our full board reviews strategic and operational risk in the context of reports from our management team, receives reports on all significant committee activities at each regular meeting and evaluates the risks inherent in significant transactions.
Meetings of Our Board
In fiscal year 2025, our board held five meetings, and acted by unanimous written consent one time. Each director attended at least 75% of all meetings of our board and the committees on which he or she served that were held during fiscal year 2025. Under our corporate governance guidelines, directors are expected to spend the time needed and meet as frequently as our board deems necessary or appropriate to discharge their responsibilities. Directors are also expected to make efforts to attend our annual meeting of stockholders, all meetings of our board and all meetings of the committees on which they serve.
Code of Conduct
Our board has adopted a code of conduct that applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer, and other executive and senior financial officers. The full text of our code of conduct is available on our investor relations website at https://investors.doximity.com/governance/governance-documents/

default.aspx. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendments to, or waiver from, a provision of our code of conduct by posting such information on the website address and location specified above. During fiscal year 2025, no waivers were granted from any provision of the code of conduct.
Risks Related to Compensation Policies and Practices
As part of its oversight function, our board, and our compensation committee in particular, along with our management team, considers potential risks when reviewing and approving various compensation plans, policies and awards, and believes that our compensation plans, policies and awards, balance an appropriate risk and reward profile in relation to our overall business strategy and do not encourage our employees, including our executive officers, to engage in risk taking to a degree that is reasonably likely to have a materially adverse impact on us or our operations.
Committees of Our Board
Our board has established an audit committee, a compensation committee, and a nominating and governance committee. The composition and responsibilities of each of the committees of our board is described below. Members serve on these committees until their resignation or until as otherwise determined by our board. Each of the audit, compensation, and nominating and governance committees operates pursuant to a separate written charter adopted by our board that is available to stockholders at https://investors.doximity.com/governance/governance-documents/default.aspx.
Audit Committee
Our audit committee consists of Messrs. Cabral and Spain and Dr. Benjamin, with Mr. Cabral serving as Chair. The board reviews the NYSE listing standards definition of independence for audit committee members on an annual basis and has determined that all members of the audit committee meet the requirements for independence under NYSE listing standards and SEC rules and regulations. Each member of our audit committee meets the financial literacy requirements of NYSE listing standards. In addition, our board has determined that Mr. Cabral is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”). Our audit committee, among other things:
•selects a qualified firm to serve as the independent registered public accounting firm to audit our consolidated financial statements;
•helps to ensure the independence and performance of the independent registered public accounting firm;
•discusses the scope and results of the audit with the independent registered public accounting firm and reviews, with management and the independent registered public accounting firm, our interim and year-end results of operations;
•develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviews our policies on risk assessment and risk management;
•reviews related party transactions;
•obtains and reviews a report by the independent registered public accounting firm at least annually, that describes our internal control procedures, any material issues with such procedures and any steps taken to deal with such issues; and
•approves (or, as permitted, pre-approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.
Our audit committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance.
Our audit committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NYSE. During fiscal year 2025, our audit committee held five meetings.

Compensation Committee
Our compensation committee consists of Mses. Yang and Wampler and Mr. Spain, with Mr. Spain serving as Chair. All current members of the compensation committee meet the requirements for independence under NYSE listing standards and SEC rules and regulations. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. The purpose of our compensation committee is to discharge the responsibilities of our board relating to compensation of our executive officers. Our compensation committee, among other things:
•reviews and approves the corporate goals and objectives to be considered in determining the compensation of the Chief Executive Officer, and evaluates the Chief Executive Officer’s performance in light of the goals and objectives that were set for the Chief Executive Officer and determines and approves the Chief Executive Officer’s compensation based on that evaluation;
•oversees the compensation of all executive officers of the Company;
•administers our stock and equity incentive plans, and approves grants to our executive officers and directors;
•reviews and approves, or makes recommendations to our board regarding our compensation plans and programs;
•establishes and reviews general policies relating to compensation and benefits of our employees;
•oversees and at least annually assesses compensation policies and programs to determine whether such policies and programs create risks that are reasonably likely to have a material adverse effect on the Company;
•periodically reviews our human capital strategies, programs and initiatives related with respect to our employee health, safety and well-being; engagement; pay equity; and diversity and inclusion;
•periodically reviews and recommends to our board the compensation paid to non-employee directors; and
•makes recommendations to the Board regarding and considers the results of stockholder advisory votes on executive compensation and the frequency of such vote; and
•retains or obtains the advice of compensation consultants, legal counsel and/or other advisors, and has the responsibility for the appointment, compensation and oversight of such advisors.
Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NYSE. During fiscal year 2025, our compensation committee held four meetings and acted by unanimous written consent three times.
Compensation Committee Interlocks and Insider Participation
During fiscal year 2025, Mses. Yang and Wampler and Mr. Spain served as members of the compensation committee. None of the members of our compensation committee is or has been an officer or employee of our Company or has had any other relationship requiring disclosure herein. None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee. See the section titled “Certain Relationships and Related Party Transactions” for information about related party transactions involving members of our compensation committee or their affiliates.
Nominating and Governance Committee
Our nominating and governance committee consists of Mses. Yang and Wampler and Dr. Benjamin, with Ms. Wampler serving as Chair. All members of the nominating and governance committee meet the requirements for independence under NYSE listing standards and SEC rules and regulations. Our nominating and governance committee, among other things:
•identifies, evaluates and selects, or makes recommendations to our board regarding, nominees for election to our board and its committees;
•evaluates the performance of our board and of individual directors;
•considers and makes recommendations to our board regarding the composition of our board and its committees;

•reviews developments in corporate governance practices;
•evaluates the adequacy of our corporate governance practices and reporting; and
•develops and makes recommendations to our board regarding corporate governance guidelines and matters.
The nominating and governance committee operates under a written charter that satisfies the applicable listing requirements and rules of the NYSE. During fiscal year 2025, our nominating and governance committee held three meetings and acted by unanimous written consent one time.
Identifying and Evaluating Director Nominees
Our board has delegated to our nominating and governance committee the responsibility of identifying suitable candidates for nomination to our board (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in our corporate governance guidelines and the committee’s charter. Our nominating and governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks, or any other means that the committee deems to be appropriate in the evaluation process. Our nominating and governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our board. Based on the results of the evaluation process, our nominating and governance committee recommends candidates for our board’s approval as director nominees for election to our board.
Minimum Qualifications
Our nominating and governance committee uses a variety of methods for identifying and evaluating director nominees and will consider all facts and circumstances that it deems appropriate or advisable. In its identification and evaluation of director candidates, our nominating and governance committee will consider the current size and composition of our board, as well as the needs of our board and the respective committees of our board. Some of the qualifications that our nominating and governance committee consider include, without limitation, issues of character, ethics, integrity, judgment, independence, diversity, skills, education, expertise, business acumen, length of service, understanding of our business and industry, and other commitments. Although our board does not maintain a specific policy with respect to board diversity, our board believes that our board should be a diverse body, and our nominating and governance committee considers a broad range of backgrounds and experiences.
Nominees must also have proven achievement and competence in their field, the ability to exercise sound business judgment, an objective perspective, the ability to offer advice and support to our management team, and the ability to make significant contributions to our success. Nominees must also have skills that are complementary to those of our existing board, the highest ethics, a commitment to the long-term interests of our stockholders, and an understanding of the fiduciary responsibilities that are required of a director. Nominees must have sufficient time available in the judgment of our nominating and governance committee to effectively perform all board and committee responsibilities. Members of our board are expected to prepare for, attend and participate in all meetings of our board and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and governance committee may also consider such other factors as it may deem, from time to time, are in the company's and our stockholders’ best interests. After completing its review and evaluation of director candidates, our nominating and governance committee recommends to our full board the director nominees for selection.
Stockholder Recommendations
Eligible stockholders may submit recommendations for director candidates to our nominating and governance committee by sending the individual’s name and qualifications to our General Counsel at Doximity, Inc., 500 3rd St., Suite 510, San Francisco, CA 94107, who will forward all recommendations to our nominating and governance committee. Any such recommendations should include the information required by our bylaws. Our nominating and governance committee will evaluate any candidates properly recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or members of our management team.

Stockholder and Interested Party Communications
Our board provides to every stockholder and interested party the ability to communicate with our board, as a whole, and with individual directors on our board through an established process for stockholder and interested party communication. A stockholder or interested party may send any communications directed to our board as a whole to our General Counsel at Doximity, Inc., 500 3rd St., Suite 510, San Francisco, CA 94107, or legal@doximity.com. If communication is directed to an individual director in such capacity as a member of our board, such communication may be sent to the attention of the individual director, care of the General Counsel at the foregoing address.
Our General Counsel, in consultation with appropriate members of our board, as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board, or if none is specified, to the Chair of our board. The General Counsel will generally not forward communications if they are deemed inappropriate, consist of individual grievances or other interests that are personal to the party submitting the communication and could not reasonably be construed to be of concern to securityholders or other constituencies of the Company, solicitations, advertisements, surveys, “junk” mail, or mass mailings.

Insider Trading Policy
Our board of directors has adopted an insider trading policy that governs the purchase, sale, and/or other transactions of our securities by our directors, officers and employees. A copy of our insider trading policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended March 31, 2025. In addition, with regard to the Company’s trading in its own securities, it is our policy to comply with the federal securities laws and the applicable exchange listing requirements.

Hedging Policy

Our board has adopted an insider trading policy, which prohibits our Directors and employees (including our executive officers) from hedging or engaging in similar transactions designed to decrease the risks associated with holding our Class A common stock. In addition, our insider trading policy prohibits our Directors and employees (including our executive officers) from trading in derivative securities related to our Class A common stock, which include publicly traded call and put options, engaging in short selling of our Class A common stock, holding our Class A common stock in a margin account, and pledging our shares as collateral for a loan. In November 2023, the audit committee of our board granted a one-time exception to the insider trading policy to enable Mr. Tangney to secure a loan with a third-party financial institution using certain shares of Doximity Class A common stock owned by him as collateral, which represented less than 5% of his overall equity ownership of the Company. In May, 2025, the loan was terminated and the subject shares were released as collateral.

Clawback Policy

On October 26, 2023, our compensation committee adopted a Clawback Policy applicable to all of our current and former executive officers as defined under Rule 16a-1(f) under Section 16 of the Exchange Act. Under this policy, our compensation committee is obligated to recover certain erroneously awarded incentive-based compensation, if any, in the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. This policy is intended to satisfy the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any related rules or regulations promulgated by the SEC or the NYSE. In addition, commission amounts paid to our employees may be clawed back by the Company under certain circumstances such as de-booked sales activity or failure to follow Company policy. Our equity compensation plan also allows us to recover equity incentive compensation paid to our executive officers in connection with any right we may have under any Company clawback, forfeiture or recoupment policy in effect from time to time.
Environmental, Social and Governance Matters
At Doximity, we believe active management of environmental, social and governance (ESG) issues is fundamental to our mission of helping every physician be more productive so they can provide better care for their patients. By serving the needs of our members, our employees, our partners, and our planet, we can better serve the long term interests of our business and stakeholders.

Equitable, Accessible and High-Quality Healthcare, Conducted in a Secure Manner

At Doximity, we understand the challenges physicians face every day, and we aim to bring the power of software to the healthcare industry. Our digital tools are built specifically for medicine and designed to make technology work for doctors – not the other way around. Our team’s commitment to supporting better health outcomes is embedded across our product portfolio.
•Our newsfeed is carefully curated and personalized to our members to help ensure timely access to practice-specific information and updates on the latest clinical research. By disseminating relevant information more rapidly, our newsfeed helps empower a large and decentralized health care workforce with important practice information. Through our newsfeed, we also strive to keep healthcare professionals apprised of health-related news in the lay press to help them anticipate and respond appropriately to patient questions and concerns.
•Our network tools were built to facilitate clinical collaboration at scale. By bringing physicians and other medical professionals across the nation into a single virtual community, Doximity breaks down silos and enables better communication and collaboration. We believe this increases clinical productivity and enables higher-quality, lower-friction patient care.
•Our careers tools help our members manage their careers from training through retirement. We have the ability to match providers with primary care and specialist jobs in areas of highest need — geographically isolated rural communities, under-resourced urban hospitals, and American Indian reservations.
•Our comprehensive member profiles allow us to intelligently match these opportunities to physicians and other medical professionals with known academic or professional ties to local communities. Through these efforts, we aim to facilitate a more equitable distribution of health care resources.
•Our suite of communication and digital workflow tools available to members of our network are designed to make their daily workflows more efficient, all in a HIPAA-compliant environment. These tools include telehealth, digital fax and e-signature, secure messaging, AI writing assistant, and scheduling features, and each is built with a goal of streamlining the workflow of the medical professional so that they can provide better care for their patients.
◦Our telehealth tools help improve patient access, remove barriers to equitable healthcare, and reduce emissions created by travel to in-person care. Doximity’s telehealth solution Dialer is designed to be easily accessible for a wide range of people regardless of their device, connectivity, or technical aptitude. Patients simply receive a text from their physician or care provider and opt into a secure, HIPAA-compliant call. No download, application installation or account registration is required. Our focus on accessibility goes hand-in-hand with our commitment to health equity, including addressing barriers to both in-person and virtual care. Some of the Dialer features we offer include non-English language support, access to live interpreter services, low-bandwidth detection and video optimization.
◦Our digital fax and e-signature tools serve as the information highway between medical providers and institutions. Not only does these tools help increase efficiency and productivity, they also help to reduce emissions and save trees by removing paper from the equation.
◦Our messaging functionality enables members to collaborate in a HIPAA-compliant manner regarding patient consultations and coordinate care across multiple care team members, specialists, systems, or locations.
◦Our HIPAA-compliant generative AI writing assistant helps physicians and other medical professionals reclaim the time they spend on administrative tasks, such as drafting letters of patient support, insurance appeals, patient education materials, letters of recommendation, and even grant applications. It integrates with our HIPAA-compliant digital fax to enable easy transmission of the final document.
◦Our scheduling tool Amion helps centralize clinical on-call schedules across medical teams, departments and institutions. This centralization helps enable more efficient provider-to-provider collaboration and more timely access to on-call specialists. By helping physicians and other medical professionals quickly answer the question “am I on,” Amion helps eliminate confusion and streamline communication and clinical workflow. With Amion, clinical teams can build and maintain more equitable schedules and sync work shifts to personal calendars. The tool combines scheduling with communication and enables team members to submit special requests and swap shifts.

We do all of this in a manner consistent with current industry standards for data security. The privacy of our members and their work is paramount. Members are provided with options designed to allow them to control their data, and they can request deletion of their data under applicable privacy laws and procedures. We also do not share our members’ email or private/back office line with anyone beyond the colleagues that they expressly choose.

Physician information that is posted to profiles is protected with anti-scraping technologies, such as a Web Application Firewall, Runtime Application Self-Protection, Bot Protection, and Rate-Limiting, and our network employs DDoS mitigation technology to protect against attacks. All data is encrypted in transit and at rest using TLS 1.2, and personal health information is encrypted at rest using AES-256 encryption. Along with a dedicated in-house security team and contracted security researchers, we maintain a comprehensive bug bounty program for proactive vulnerability inspection of our entire offering.

In addition, our communications solutions are HIPAA-compliant, providing medical professionals with a critical platform for protected communications. All Doximity employees, as well as contractors who work on our systems that facilitate healthcare communications, are required to complete HIPAA Privacy and Security along with a Data Privacy and Cyber Security training.

Our People

Driven by our mission to connect healthcare professionals and make their lives more productive, Doximity is guided by our core values to create a culture focused on solving problems (“Get Stuff Done”), innovating (“Stretch Goals”), allowing all voices to be heard (“Straight Talk”), and embracing each employee’s unique attributes (“Bring the Real You”). To engage our employees, we leverage townhalls, offsites, surveys and other channels. We help employees to continue developing their knowledge, skills and careers through training, mentorships, and professional development opportunities, and a performance management process focused on growth career advancement, regular check-ins and continuous feedback. We value the interconnections between physical, mental and financial wellbeing. We seek to support our employees holistically through our compensation and benefits so they can put their best foot forward each day.

Employees are provided with market competitive salaries, equity stock incentives, an employee stock purchase plan, bonus opportunities, and a 401(k) with employer match. In addition to high quality medical and dental benefits, we provide family planning benefits and a monthly well-being stipend. We strongly believe in a work-life balance at Doximity, providing flexible working arrangements to accommodate individual and family needs, and encouraging employees to enjoy life outside of work.

Diversity, Equity, Inclusion and Belonging
Diversity, equity, inclusion and belonging (DEIB) efforts at Doximity focus on our employees, members and community. Our programs seek to increase diverse representation, equity, awareness, and cultural humility. Doximity team members are committed to working towards a more equitable world both within and beyond our office walls. This starts by fostering an inclusive and diverse work environment where differences are valued and all employees are encouraged to bring their full, authentic selves to work daily. We also promote a culture of "straight talk" where we expect everyone to say what they mean and, in return, listen to all opinions with an open mind. We believe creating inclusive cultures requires an equitable and inclusive approach across people, policies, and products. As a health tech company and professional medical network, this understanding helps us to advance digital health equity and access, amplify and ensure underrepresented voices are heard, and create opportunities for underrepresented people in both medicine and technology.

For our employees, we have DEIB programs that focus on i) developing a diverse candidate pool through expanded job boards and recruiting events, and partnering with tech community affinity groups, ii) actively engaging with employees on DEIB issues throughout the year through open Slack channels and all-hands conversations and through formal demographic reviews and reports on a biannual basis; iii) training and development through hiring manager training, workshops, and a DEI specific resource platform, and iv) employee resource groups for women, LGBTQ+, BIPOC and support for other identity groups.

Environmental Policy

Doximity is committed to being a responsible steward of the environment by monitoring our environmental impact and complying with all relevant laws and regulations. Our products are offered through a cloud-based platform and do not require proprietary hardware. Additionally, we continue to lower our environmental footprint as the majority of our employees work primarily from home, reducing the footprint of our office space and commute-related emissions.

Our telemedicine platform also contributes to the reduction in greenhouse gas (GHG) emissions by enabling our members and their patients to transition to a digital-first healthcare delivery model. We estimate that approximately 3,000 to 3,500 metric tons of carbon dioxide equivalent emissions are avoided for every million virtual visits that would have otherwise been made by car travel. To put this in perspective, 3,000 metric tons of carbon dioxide equivalent represents the emissions of approximately about 650 gasoline- powered vehicles driven for a year or the electricity consumption of approximately about 580 homes for a year.

We engaged a third party vendor to calculate our GHG emissions and found that for the calendar years 2022, 2023 and 2024 our combined Scope 1 and Scope 2 location-based GHG emissions were 267, 314 and 263 metric tons of carbon dioxide equivalent, respectively, while our market-based emissions were 296, 367 and 276, respectively.

As we grow, we will continue to assess our environmental impact and search for innovative ways to build a more sustainable business and world.
Non-Employee Director Compensation
Fiscal Year 2025 Non-Employee Director Compensation Policy
Our non-employee directors were eligible to receive the following cash retainers in fiscal year 2025, paid quarterly in advance, and equity awards pursuant to our director compensation policy:

Annual Retainer for Board Membership
Annual service on the board of directors	$35,000
Additional retainer lead director	$15,000
Additional retainer non-executive chair	$25,000
Additional Annual Retainer for Committee Membership
Annual service as member of the audit committee (other than chair)	$10,000
Annual service as chair of the audit committee	$20,000
Annual service as member of the compensation committee (other than chair)	$7,500
Annual service as chair of the compensation committee	$15,000
Annual service as member of the nominating and governance committee (other than chair)	$4,500
Annual service as chair of the nominating and governance committee	$9,000

Equity
Initial RSU Grant	$ 400,000 (1)
Annual RSU Grant	$ 200,000 (2)
(1) Initial Equity Awards: Our fiscal year 2025 policy provided that, upon initial election to our board of directors, each non-employee director would automatically be granted restricted stock units ("RSUs") with a value of $400,000 (the “Initial Grant”), based on the closing price of our Class A common stock over the trailing 30-day period ending on the day immediately prior to the effective date of grant, vesting in equal annual installments over three years, subject to continued service as a director through each applicable vesting date. Each Initial Grant shall accelerate and vest in full upon a Sale Event as defined in our 2021 Stock Option and Incentive Plan, as amended from time to time (the “2021 Plan”).

(2) Annual Equity Awards: Our fiscal year 2025 policy provided that, on the date of each of our annual meetings of stockholders, each continuing non-employee director (other than any such director who received an Initial Grant within the immediately preceding three months) would be automatically granted an RSU grant with a value of $200,000 (the “Annual Grant”), based on the closing price of our Class A common stock over the trailing 30-day period ending on the day immediately prior to the effective date of grant, vesting in full on the earlier of (i) the first anniversary of the Annual Grant or (ii) our next annual meeting of stockholders, subject to continued service as a director through the applicable vesting date. Each Annual Grant shall accelerate and vest in full upon a Sale Event as defined in our 2021 Plan.

The 2021 Plan includes a limit of $1,000,000 in value for initial total annual compensation (including both equity compensation and cash compensation) and $750,000 in value for ongoing total annual compensation for all non-employee directors. We reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of our board of directors or any committee thereof.
Employee directors receive no additional compensation for their service as a director.
Fiscal Year 2025 Non-Employee Director Compensation Table
The following table presents the total compensation paid, awarded or earned with respect to each person who served as a non-employee director during fiscal year 2025.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Kevin Spain (3)	58,000	233,348	291,348
Phoebe L. Yang	45,250	233,348	278,598
Kira Wampler	49,625	233,348	282,973
Regina Benjamin, M.D.	48,125	233,348	281,473
Timothy Cabral	53,750	233,348	287,098
(1)The amounts shown represent the grant date fair value of RSUs granted under our 2021 Plan computed in accordance with Financial Accounting Standards Board ASC Topic 718 referred to as “ASC Topic 718.” Assumptions used in the calculation of these amounts are set forth in Note 2—Summary of Significant Accounting Policies to our audited financial statements for the fiscal year ended March 31, 2025 included in our Annual Report on Form 10-K filed with the SEC on May 20, 2025. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service vesting conditions. The amount reported in this column reflects the accounting costs for these RSUs and does not correspond to the actual economic value that may be received by the directors upon the vesting and/or settlement of the RSUs.
(2)As of March 31, 2025, the number of shares subject to outstanding equity awards held by the non-employee directors was as follows: Mr. Spain: 6,360 shares subject to RSUs; Ms. Yang: 9,248 shares subject to RSUs; Ms. Wampler: 485,700 shares subject to stock options and 6,360 shares subject to RSUs; Dr. Benjamin: 381,138 shares subject to stock options and 6,360 shares subject to RSUs; Mr. Cabral: 403,500 shares subject to stock options and 6,360 shares subject to RSUs.
(3)The cash payment to Mr. Spain is made directly to his employer, Emergence Capital Partners, on his behalf, pursuant to the policy of such employer.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
This Compensation Discussion & Analysis, or CD&A, explains our executive compensation program and the compensation for our named executive officers, NEOs, each of whom is identified in the table below, for the fiscal year ended March 31, 2025. This CD&A also describes our process for making pay decisions, as well as the rationale for specific decisions related to the fiscal year ended March 31, 2025. This CD&A should be read together with the compensation tables and related disclosures for our NEOs.

Named Executive Officer	Position
Jeff Tangney	Chief Executive Officer
Anna Bryson	Chief Financial Officer
Nate Gross, M.D. (1)	Former Chief Strategy Officer
Jennifer Chaloemtiarana	General Counsel
(1) Dr. Gross served as our Chief Strategy Officer until June 16, 2025, and he remains as an advisor to the Company

The discussion in this CD&A contains forward-looking statements that are based on our current considerations and expectations relating to our executive compensation programs and philosophy. As our business needs evolve, and we mature as a public company following our transition from emerging growth company status to that of a large accelerated filer at the end of the fiscal year ended March 31, 2023, the actual amount and form of compensation, and the compensation programs, policies and procedures that we adopt may differ materially from current or planned programs, policies and procedures as summarized in this CD&A.
Executive Summary
A Summary of Our Company
We are the leading digital platform for U.S. medical professionals, as measured by the number of U.S. physician members. Our members include more than 80% of U.S. physicians, spanning all 50 states and every medical specialty.
Our mission is to help every physician be more productive and provide better care for their patients. We are physicians-first, putting technology to work for doctors instead of the other way around. That guiding principle has enabled Doximity to become an essential and trusted professional platform for physicians and their colleagues. Doximity puts modern software in the hands of physicians and other medical professionals. We provide our members with digital tools specifically built for medicine, enabling our members to collaborate with colleagues, stay up to date with the latest medical news and research, manage their careers and on-call schedules, streamline documentation and administrative paperwork, and conduct virtual patient visits.
At the core of our platform is the largest medical professional network in the nation, which creates proximity within our community of doctors and other medical professionals. Verified members can search and connect with colleagues and specialists, which allows them to better coordinate patient care and streamline referrals. Our newsfeed addresses the ever increasing sub-specialization of medical expertise and volume of medical research by delivering news and information that is relevant to each physician's clinical practice. We also support physicians in their day-to-day practice of medicine with mobile-friendly and easy-to-use productivity tools such as voice and video dialer, secure messaging, digital faxing, and our AI-powered workflow tools. Our business model is designed to both respect and support physicians while driving value for our customers through our marketing, hiring, and productivity solutions. Our revenue-generating customers, primarily pharmaceutical manufacturers and health systems, have access to a suite of commercial solutions that benefit from broad physician usage.
Compensation Philosophy and Objectives

We design our executive compensation program to achieve the following objectives:

•Attract, incentivize, retain, and reward top quality management;
•Reward the achievement of aggressive key performance measures (pay for performance);
•Align the interests of our executive officers with the interests of our stockholders and with long-term decision-making; and
•Ensure that executive compensation is meaningfully related to the creation of long-term stockholder value.
We believe the following policies and practices within our executive compensation program promote sound compensation governance and are in the best interests of our stockholders and executive officers. The important features of our executive compensation program include:

What we do	What we don’t do
Our compensation committee consists solely of independent members of our board of directors	We do not provide our executive officers with any excise tax gross-ups.
Our compensation committee has retained an independent third-party compensation consultant for guidance in making compensation decisions	We do not provide special executive welfare, health benefits, or retirement plans not available to our employees generally
Our compensation committee conducts an annual review of our compensation strategy, which includes ensuring that we are not incentivizing excessive risk taking	Our compensation committee does not guarantee executive salary increases, bonuses, or equity awards
We ensure that compensation incentives are primarily long-term focused with multi-year vesting and holding periods
We do not permit hedging and pledging of Doximity stock for any employee except for Mr. Tangney, for whom a one-time exception was granted in November 2023 to use certain shares of Doximity Class A common stock owned by him, which represented less than 5% of his overall equity ownership of the Company, as collateral for a loan with a third-party financial institution. In May 2025, the loan was terminated and the subject shares were released as collateral.

We provide for “double-trigger” equity award vesting upon a change in control of Doximity	We do not provide our executive officers with any material perquisites
We establish accountability through a robust Clawback Policy applicable to certain cash and equity compensation awarded to our executive officers
The compensation committee has authority to make compensation decisions regarding the total compensation payable to the Chief Executive Officer and the equity-based compensation payable to the other NEOs. The Chief Executive Officer has authority to make compensation decisions regarding the cash-based elements of compensation payable to the other NEOs. The compensation decisions described throughout this CD&A are made by the compensation committee and Chief Executive Officer accordingly.
Our compensation committee and Chief Executive Officer closely consider our compensation philosophy and objectives as well as individual and corporate performance when making executive compensation decisions.
Our executive compensation program generally consists of, and is intended to strike a balance among, the following three principal components: annual base salary, short-term incentive compensation which could be in the form of cash or equity awards, and long-term incentive compensation in the form of equity awards. We do not have any formal policies for allocating compensation among these three components. Instead, we intend to establish a total compensation program that is an appropriate mix of short- and long-term incentives to motivate each executive to contribute to the achievement of our corporate objectives. Executive compensation is structured to be heavily weighted towards long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders, and align the NEOs’ incentives with the interests of our stockholders.
In evaluating our executive compensation policies and programs, as well as the short-term and long-term value of our executive compensation programs, we consider both the individual performance and skills of each of our executive officers, including our NEOs, as well as the compensation paid to executive officers with similar responsibilities at our peer group companies. We focus on providing a competitive compensation package which provides short-term incentives for the achievement of measurable individual objectives and long-term incentives that align with stockholders’ interests. We believe this approach provides an appropriate balance of short-term and long-term incentives to maximize stockholder value.

Annual Say-on-Pay Vote on Executive Compensation

The compensation committee considered the results of the non-binding stockholder advisory votes on the compensation of our NEOs conducted at our 2024 annual meeting of stockholders, commonly referred to as a “say-on-pay” vote. As reported in our Current Report on Form 8-K, filed with the SEC on August 30, 2024, approximately 98.6% of the votes present and entitled to vote on the proposal at the Annual Meeting expressed support for the compensation program offered to our NEOs as disclosed in last year’s proxy statement. The compensation committee appreciates this support and believes it indicates that our stockholders are supportive of our current executive compensation structure and policies. As such, the compensation committee made no changes to our 2025 executive compensation program as a result of the say-on-pay vote.
Further, our board of directors conducts the non-binding advisory say-on-pay vote annually, thereby giving our stockholders the opportunity to provide feedback on the compensation of our NEOs each year. Our board of directors and our compensation committee will consider the outcome of the say-on-pay vote, as well as feedback received throughout the year, when making compensation decisions for our NEOs in the future.

How We Determine Executive Compensation
Role of the Compensation Committee and Chief Executive Officer in Setting Executive Compensation
Our compensation committee is responsible for discharging our board’s responsibilities relating to the compensation of our executive officers and overseeing our overall compensation structure, policies and programs. Our compensation committee has delegated the determination of salary and other cash-based compensation payable to our NEOs (other than the Chief Executive Officer), including annual incentive awards, to the Chief Executive Officer, but has retained the authority over all equity-based compensation for such individuals. The compensation committee reviews and oversees our executive compensation policies, plans and programs, and reviews and determines the total compensation to be paid to the Chief Executive Officer and the equity compensation to be paid to all other NEOs. Our compensation committee consists solely of independent members of the board. In making its executive compensation determinations for the Chief Executive Officer, the compensation committee may also seek recommendations or approval of executive compensation decisions from other independent members of the board. The Chief Executive Officer does not participate in the discussions and/or determination of his own compensation.
In making cash compensation decisions for executive officers other than himself, the Chief Executive Officer receives input from our human resources department and has access to and considers various third-party compensation surveys and compensation data provided by the independent compensation consultant to the compensation committee, as described below.
From time to time, various other members of management as well as outside advisers or consultants, including representatives from its independent compensation consultant, the Human Capital Solutions Practice of Aon plc (“Aon”), are invited by the compensation committee to make presentations, provide financial or other background information or advice or otherwise participate in the compensation committee meetings. As we gain experience as a public company, we expect that the specific direction, emphasis and elements of our executive compensation program will continue to evolve, as determined by the compensation committee.
Role of our Independent Compensation Consultant
The compensation committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s fees and other retention terms. For purposes of evaluating our compensation programs and making compensation decisions, the committee retained Aon to assist in reviewing Doximity’s compensation programs and to ensure that its compensation programs remain competitive in attracting and retaining talented executives.

In preparation for making compensation decisions, Aon assisted the compensation committee in developing a group of peer companies to use as a reference, evaluating current pay practices and considering different compensation programs and best practices, and assisted with reviewing and drafting the CD&A. As described further below, Aon also prepared an analysis of Doximity’s compensation practices with respect to base salaries, short-term incentives and long-term equity incentive grants against market practices to assist in making compensation decisions. Aon reported directly to the compensation committee, which maintained the authority to direct their work and engagement, and advised the compensation committee from time to time during the fiscal year ended March 31, 2025. Aon interacted with management to gain access to company information that is required to perform services and to understand the culture and policies of Doximity.
The compensation committee has assessed the independence of Aon, as required under the NYSE listing rules. The compensation committee has also considered and assessed all relevant factors, including, but not limited to, those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that could give rise to a potential conflict of interest. Based on this review, the compensation committee has determined that Aon is independent and that their work has not raised any conflicts of interest.
Factors Used in Determining Executive Compensation

The compensation of our NEOs is set at levels determined to be competitive and appropriate for each individual NEO, based upon professional experience and judgment, along with market data provided by Aon. Pay decisions are not made by use of a formulaic approach or benchmark; instead, executive pay decisions are based on consideration of a multitude of relevant factors that may vary from year to year and by individual circumstance. In making executive compensation decisions, the factors listed below are generally considered:
•corporate performance, business needs and business impact;
•each NEO’s individual performance, experience, job function, change in position or responsibilities, and expected future contributions to our Company;
•internal pay equity among NEOs and positions;
•the need to attract new talent to our executive team and retain existing talent in a highly competitive industry and geographic region;
•a range of market data reference points provided by Aon, as described below under “Use of Competitive Market Compensation Data”;
•the total compensation cost and stockholder dilution from executive compensation programs;
•trends and compensation paid to similarly situated executive officers within our market;
•a review of each NEO’s total targeted and historical compensation and equity ownership in our Company; and
•non-binding advisory votes by stockholder.
Use of Competitive Market Compensation Data
Doximity aims to attract and retain highly qualified executive officers in an extremely competitive market. Accordingly, the compensation committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies. To this end, the compensation committee reviews market data for each executive officer’s position, compiled by Aon, as described below.

In developing a group of peer companies to be used in connection with making compensation decisions, Aon recommended and the compensation committee previously selected companies that would be appropriate peers based on economic sector, revenue, geographic region, and market capitalization. The compensation committee reviews and updates the peer group and the selection criteria periodically to ensure that the peer group companies satisfy our selection criteria and that such criteria remain appropriate for our size and complexity. As a result of the review of the prior year peer group, updates were made to establish the peer group for fiscal year 2025 compensation decisions. Specifically, our peer group companies used for the fiscal year ended March 31, 2025 were selected in October 2023, with the following parameters:
•Sector: approximately 80% of peers in the application software industry and approximately 20% of peers in the healthcare technology industry with a focus on high-growth companies where possible;

•Revenue: $225 Million to $1.2 Billion (increased from a range of $150 Million to $1 Billion due to Company growth);
•Market Capitalization: $1.5 Billion to $13 Billion (decreased from a range of $2 Billion to $18 Billion); preference for an initial public offering within the last 5 years;
•Headcount: 300 to 3,000 employees.
Based on these criteria, Aon recommended, and our compensation committee approved, the following twenty-one member peer group for fiscal year 2025 compensation decisions:

Alteryx, Inc.	GoodRx, Inc.
AppFolio, Inc.	Guardant Health, Inc.
Asana, Inc.	HashiCorp, Inc.
Bill.com, LLC	nCino, Inc.
C3.ai, Inc.	PagerDuty, Inc.
Certara, Inc.	Phreesia, Inc.
Clearwater Analytics Holdings, Inc.	Procore Technologies, Inc.
Confluent, Inc.	Samsara Inc.
Dynatrace, Inc.	Schrödinger, LLC
Elasticsearch, Inc.	Smartsheet Inc.
EngageSmart, Inc.

Based on the changes to the peer group selection criteria, in October 2023, we added four companies — Clearwater Analytics Holdings, Inc., EngageSmart, Inc., HashiCorp, Inc., and Schrödinger, LLC — to the peer group and removed four companies — American Well Corporation, Avalara, Inc., Coupa Software Inc., and Duck Creek Technologies LLC — from the peer group. Following selection of the peer group, Aon prepared a range of market data reference points based on this peer group. This market data was reviewed, with the assistance of Aon, and used as a reference point in setting the total compensation payable to our NEOs for the fiscal year ended March 31, 2025.
Competitive market positioning is only one of several factors, as described above under “Factors Used in Determining Executive Compensation,” considered in making compensation decisions, and therefore individual NEO compensation may fall at varying levels as compared to the market data.

Fiscal Year 2025 Executive Compensation Program
The following chart summarizes the three main elements of compensation, their objectives, and key features; each as explained in more detail below. We also provide our executive officers, including our NEOs, with benefits available to all of our employees, including retirement benefits under our Section 401(k) plan and participation in various employee health and welfare benefit plans.

Element of Compensation	Objectives	Key Features
Base Salary (fixed cash)	Provides financial stability and security through a fixed amount of cash for performing job responsibilities.	Generally reviewed annually and determined based on a number of factors (including individual performance, internal equity, retention, and the overall performance of our Company) and by reference to market data provided by our independent compensation consultant.
Short-Term Incentive (at-risk performance-based awards which could be in the form of cash or equity)	Annual incentives motivate and reward the achievement of the Company’s key business objectives and through the performance of individual performance goals.
Target incentive amounts are reviewed annually and the award is earned and issued based upon achievement of individual performance objectives that fall into such NEO’s sphere of influence and that align with our corporate goals.

Long-Term Incentive (at-risk equity)
Motivates and rewards for long-term Company performance; fosters ownership culture, aligns executives’ interests with stockholder interests and the creation of long-term stockholder value. Attracts highly qualified executives and encourages their continued employment over the long-term.

Equity-based awards are generally reviewed and determined annually or as appropriate during the year for new hires, promotions, or other special circumstances, or as an incentive for significant achievement. Individual grants are determined based on a number of factors, including current corporate and individual performance, outstanding equity holdings and their retention value, historical value of our stock and market data provided by our independent compensation consultant.

Base Salary
Base salary represents the fixed portion of the compensation of our NEOs and is an important element of compensation intended to attract and retain highly-talented individuals. Starting at the beginning of fiscal year 2025, the base salaries of the NEOs were reviewed, taking into consideration the executive compensation review undertaken with the help of Aon, and the relevant market data, as well as the other factors described above under “Factors Used in Determining Executive Compensation.” The CEO completed his review of the other NEOs and determined that as of May 1, 2024, both Ms. Chaloemtiarana and Dr. Gross should receive an increase in their base salaries from $300,000 to $325,000. The CEO determined that this adjustment better aligns with peer market data and recognizes the competitive market for their executive expertise. The base salary of Ms. Bryson was unchanged as compared to the prior year. The compensation committee separately reviewed the base salary for Mr. Tangney and completed its review in October 2024. Based on its review, the compensation committee determined that Mr. Tangney should receive an increase in annual base salary from $300,000 to $600,000, retroactively effective as of April 1, 2024, to better align with peer market data and to recognize the competitive market for his chief executive role.

The annual base salaries of each of our NEOs, at the rate in effect at the end of the fiscal year ended March 31, 2025 and 2024, respectively, are listed below:

Names Executive Officer	Fiscal Year 2025 Base Salary ($)	Fiscal Year 2024 Base Salary ($)	Percent Change from 2024 (%)
Jeff Tangney (1)	$600,000	$300,000	100%
Anna Bryson	$400,000	$400,000	—%
Nate Gross, M.D. (2)	$325,000	$300,000	8%
Jennifer Chaloemtiarana (2)	$325,000	$300,000	8%
_____________

(1)Mr. Tangney’s base salary was increased from $300,000 to $600,000 retroactively effective as of April 1, 2024.
(2)The base salary of the NEO was $300,000 from April 1, 2024 to April 30, 2024, and was increased to $325,000 effective as of May 1, 2024. Dr. Gross served as our Chief Strategy Officer until June 16, 2025, and he remains as an advisor to the Company.

Short-Term Cash Incentive Compensation
Each NEO was eligible to receive cash incentives for fiscal year 2025 designed to drive the achievement of the Company’s revenue and adjusted EBITDA goals. The non-CEO NEOs’ cash incentives were also based on individual performance expectations. Cash incentive compensation is based on the achievement of individual performance expectations that are designed to align with our pay-for-performance philosophy, and, if achieved, will further our overall Company strategy. The individual performance expectations must be achieved for the incentive award to be issued, which may mean there are years in which an NEO does not receive any incentive award even if corporate metrics are met. The compensation committee sets the target incentive amounts and the associated performance metrics for our Chief Executive Officer, while the Chief Executive Officer establishes them for our other NEOs. In establishing these compensation opportunities, the same factors described in “Factors Used in Determining Executive Compensation” above are taken into account. When a cash incentive is deemed earned, it is paid as soon as practicable following such determination, generally in April or May following the applicable performance year.
CEO Short-Term Cash Compensation: For fiscal year 2025, the short-term cash incentive compensation that could be earned by the CEO was determined based solely upon the achievement of the following fiscal year 2025 goals: consolidated revenue and consolidated adjusted EBITDA, weighted 67% and 33%, respectively. The payout of the award could be achieved between 50% to 200% of target based on achievement of these goals, as shown below (with linear interpolation between points):

Revenue Goal (67%)			Adjusted EBITDA Goal (33%)
% Goal Achieved	$ Goal Achieved	% Award Paid	% Goal Achieved	$ Goal Achieved	% Award Paid
<50%	<$512 million	0%	<50%	<$238 million	0%
50-100%	$512-535 million	50-100% (linear)	50-100%	$238-244 million	50-100% (linear)
>100%	$535-570 million	100-200% (linear)	>100%	$244-250 million	100-200% (linear)

Because fiscal year 2025 consolidated revenue exceeded $570 million and adjusted EBITDA exceeded $250 million,the maximum achievement of 200% of target was approved for the CEO’s cash incentive award.
Other NEO Short-Term Cash Compensation: For fiscal year 2025, the short-term cash incentive compensation that could be earned by each other NEO was determined in a two-step process.
First, the attainment of cash incentive was based upon the achievement of fiscal year 2025 target consolidated revenue of $512 million and target consolidated adjusted EBITDA of $244 million, each weighted 50%. The payout of the award could be achieved between 95% to 110% of target based on achievement of the goals, linear interpolation between points. Because fiscal year 2025 consolidated revenue exceeded $563 million and adjusted EBITDA exceeded $268 million, the maximum achievement of 110% of target was approved for the first step of each of the non-CEO NEO’s cash incentive awards.

Second, if the revenue and adjusted EBITDA goals were achieved, then individual performance would be assessed by our CEO based on the achievement of the CEO’s performance expectations for each non-CEO NEO. Depending on the level of achievement (or lack thereof) of such expectations, the actual payout of an award could be modified, ranging between 0% and 120% of target. For fiscal year 2025, this process resulted in an award to each eligible non-CEO NEO.
For all references to adjusted EBITDA above, we define adjusted EBITDA as net income before interest, income taxes, depreciation, and amortization, and as further adjusted for acquisition and other related expenses, stock-based compensation expense, restructuring and impairment charges, change in fair value of contingent earn-out consideration liability, and other income, net. For a reconciliation of net income to adjusted EBITDA, see page 54 of our Annual Report on Form 10-K for the fiscal year ended March 31, 2025, filed with the SEC on May 20, 2025.
The cash-based target incentive amount and payment earned by each of our NEOs for fiscal year 2025 is listed below:

Named Executive Officer	Fiscal Year 2025 Target	Fiscal Year 2025 Incentive Compensation Earned
Jeff Tangney(1)	$600,000	$1,200,000
Anna Bryson(1)	$350,000	$421,296
Nate Gross M.D.	$300,000	$198,000
Jennifer Chaloemtiarana	$300,000	$330,000
(1) The CEO did not have a cash-based incentive in the prior year, and the CFO had a cash-based incentive target of $400,000 in the prior year. In both cases, the target cash incentive for fiscal year 2025 was determined to be appropriate for the role and in line with market compensation.

Long-Term Equity Incentive Awards

We view long-term incentive compensation in the form of equity awards as a critical component of our executive compensation program, because such awards align the interests of our Chief Executive Officer and our other NEOs with those of our stockholders by incentivizing increases in stockholder value and strengthening retention of our senior management team in the competitive market for talent in which we operate. The compensation committee determines the size and type of equity awards to be granted, in consultation with the independent compensation consultant. For executive officers other than the Chief Executive Officer, the Chief Executive Officer also provides input.
The compensation committee has determined that employees, including executive officers, would be incentivized and retained by the grant of RSUs, given that RSUs have value to the recipient even in the absence of stock price appreciation, and therefore achieve such goals using fewer shares of our common stock than would be necessary if we used stock options. The value of RSUs is directly impacted by the price of our common stock and, therefore, these awards incentivize our NEOs to create long-term value for our stockholders. RSUs tied to a service-based vesting schedule also help us retain qualified executive officers in a highly competitive market for talent. In determining the size of RSU awards, the compensation committee takes into account individual performance, internal pay equity considerations, and the value of existing long-term incentive awards.
In fiscal year 2025, the Chief Executive Officer received a grant of RSUs that the compensation committee determined was appropriately valued for his role; his compensation review process was managed separately from the other NEOs and therefore his grant was finalized and issued in October, 2024. The NEOs, other than the Chief Executive Officer and the Chief Financial Officer, participated in an annual equity refresh program that is generally available to all eligible employees. The determination to not to include the Chief Executive Officer and the Chief Financial Officer in the equity refresh program was based on the compensation committee’s determination that each of their existing equity holdings and other new equity grants were sufficient to align their interests with stockholders’ interests for fiscal year 2025. The equity awards granted to these NEOs during fiscal year 2025 are set forth in the table below:

Named Executive Officer	Type of Grant	Shares (#)	Target Value ($)
Jeff Tangney(1)	RSUs	252,234	$10,650,000
Nate Gross M.D. (2)	RSUs	35,660	$1,000,000
Jennifer Chaloemtiarana (2)	RSUs	35,660	$1,000,000
_____________

(1)Granted on October 24, 2024; 18.75% of the shares subject to this RSU vested on November 15, 2024 and the remaining shares vest in equal quarterly installments of 6.25% thereafter through February 15, 2028, subject to the NEO’s continuous service relationship with the company through each applicable vesting date.
(2)Granted on July 24, 2024; 16.67% of the shares subject to this RSU vested on August 15, 2024 and the remaining shares vest in equal quarterly installments of 8.33% thereafter through February 15, 2027, subject to the NEO’s continuous service relationship with the company through each applicable vesting date.
The number of shares issuable under each of the RSU awards in the table above was determined by dividing the target grant value of the award by the average closing price of our Class A common stock on the NYSE over the thirty-trading day period prior to the grant date, in order to reduce the impact of daily volatility on compensation decisions. The grant date fair value of the RSU awards reported in the “2025 Summary Compensation Table” and the “2025 Grants of Plan-Based Awards Table” is required to be calculated based on our stock price on the grant date, and as a result, such amount may be higher or lower than the target grant value.

Long-Term Performance-Based Equity Incentive Awards

In addition to the RSU grant above, the compensation committee approved the issuance of a target amount of 84,077 performance-based restricted stock units (“PSUs”) to the CEO in fiscal year 2025 with a target value of $3.6 million. The actual amount of awardable PSUs could vary based on the level of achievement of the equity based performance goals. The achievement of the PSU was based upon the following fiscal year 2025 goals: consolidated revenue and consolidated adjusted EBITDA, weighted 67% and 33%, respectively. The actual number of shares to be issued in settlement of the PSU ranges from 50% to 200% of the target PSU amount, as shown below (with linear interpolation between points). If the goals are met, the awardable PSUs would vest in full on May 15, 2027, subject to the CEO’s continued service through the vest date.

Revenue Goal (67%)			Adjusted EBITDA Goal (33%)
% Goal Achieved	$ Goal Achieved	% Award Paid	% Goal Achieved	$ Goal Achieved	% Award Paid
<50%	<$512 million	0%	<50%	<$238 million	0%
50-100%	$512-535 million	50-100% (linear)	50-100%	$238-244 million	50-100% (linear)
>100%	$535-570 million	100-200% (linear)	>100%	$244-250 million	100-200% (linear)
Because fiscal year 2025 consolidated revenue exceeded $570 million and adjusted EBITDA exceeded $250 million,the maximum achievement of 200% of target was approved for the CEO’s PSU award, resulting in 168,154 awardable PSUs that will vest in full on May 15, 2027, subject to the CEO’s continued service through the vest date.
For all references to adjusted EBITDA above, we define adjusted EBITDA as net income before interest, income taxes, depreciation, and amortization, and as further adjusted for acquisition and other related expenses, stock-based compensation expense, restructuring and impairment charges, change in fair value of contingent earn-out consideration liability, and other income, net. For a reconciliation of net income to adjusted EBITDA, see page 54 of our Annual Report on Form 10-K for the fiscal year ended March 31, 2025, filed with the SEC on May 20, 2025.

Policies and Practices Related to the Grant of Certain Equity Awards
Our board and compensation committee typically grant equity awards on a quarterly basis, but do not follow a formal policy or practice related to the timing of the grants of equity awards. Neither the board nor the compensation committee takes material nonpublic information into account when determining the timing of equity award grants in order to take advantage of a depressed stock price or an anticipated increase in stock price. Similarly, it is the Company’s practice not to release material nonpublic information based on equity award grant dates or for the purpose of affecting the value of executive compensation.
We did not grant any stock options, stock appreciation rights or similar option-like instruments in fiscal year 2025.

Other Features of our Executive Compensation Program
Offer Letters in Place During Fiscal Year 2025 for Named Executive Officers
We have entered into employment arrangements with our NEOs, including the offer letters described below. The offer letters provide for at-will employment, set forth each executive’s then-current annual base salary, eligibility for annual performance incentive compensation and an initial grant of equity, and eligibility to participate in our benefits plans. Certain of our NEOs also have severance benefits in their offer letters which wereas individually negotiated upon their hire or promotion into their role. Each NEO is subject to our confidential information, inventions assignment and arbitration agreements.
Jeff Tangney
In April 2010, we entered into an employment offer letter with Mr. Tangney for the position of Chief Executive Officer. The offer letter provides for Mr. Tangney’s at-will employment and sets forth his initial base salary, eligibility to receive annual performance incentive compensation, an initial equity grant and eligibility to participate in our employee benefit health and welfare plans.
Anna Bryson
On February 4, 2021, we promoted Ms. Bryson to her current position as Chief Financial Officer and entered into an amended employment offer letter with her, replacing her prior employment offer letter of August 2017. The amended offer letter provides for Ms. Bryson’s at-will employment and sets forth her then-current base salary, an initial equity grant, eligibility to receive annual performance incentive compensation and eligibility to participate in our employee benefit health and welfare plans. Pursuant to Ms. Bryson’s amended offer letter, in the event of a termination of her employment by us without Cause or by Ms. Bryson as a result of a Constructive Termination, in either case, within twelve months following the consummation of a Change in Control (as such capitalized terms are defined in the amended offer letter), Ms. Bryson will be eligible to receive acceleration of 100% of any of her then-outstanding and unvested equity awards, such that all equity awards will become vested and exercisable as of her separation date.
Nate Gross
In February 2021, we promoted Dr. Gross to the position of Chief Strategy Officer under employment arrangements that replaced his prior employment offer letter, dated February 21, 2012. The terms of Dr. Gross’s at-will promotion include an adjusted base salary, an equity grant, eligibility to receive annual incentive compensation and eligibility to participate in our employee benefit health and welfare plans. We did not enter into a written offer letter setting forth these amended terms. Dr. Gross served as our Chief Strategy Officer until June 16, 2025, and he remains as an advisor to the Company.
Jennifer Chaloemtiarana
On August 10, 2020, we entered into an offer letter with Ms. Chaloemtiarana for the position of General Counsel. The offer letter provides for her at-will employment and sets forth her initial base salary, an initial equity grant, eligibility to receive annual performance incentive compensation and eligibility to participate in our employee benefit health and welfare plans. Pursuant to Ms. Chaloemtiarana’s offer letter, in the event of her termination of employment by us without Cause (as defined in the offer letter), Ms. Chaloemtiarana will receive (i) a cash payment in an amount equal to six (6) months of her then-current base salary and a pro-rated portion of her annual incentive compensation (both paid in equal installments over six (6) months), (ii) upon her timely COBRA election, company-paid COBRA health premiums in an amount equal to the company’s portion of health premiums for Ms. Chaloemtiarana and her eligible dependents had Ms. Chaloemtiarana continued employment with the company for a period of six (6) months, and (iii) acceleration of the then-outstanding unvested equity that would have vested during the six (6) months following such termination of employment, so that any such equity awards will vest and become exercisable as of the date of her termination as if she had provided services to the company for an additional six (6) months. In addition, in the event of a termination by us without Cause or by Ms. Chaloemtiarana as a result of Constructive Termination (as each such capitalized term is defined in the offer letter), in either case within twelve months following the consummation of a Change in Control (as defined in the offer letter), in addition to the above and in lieu of (iii), Ms. Chaloemtiarana will be eligible to receive acceleration of vesting of 100% of any of her then-outstanding and unvested equity awards, such that all equity awards will become vested and exercisable as of her separation date.
Other Compensation Policies and Practices
Health and Welfare Benefits
Our NEOs, like all of our full-time employees, are eligible to participate in our health and welfare benefit plans on the same terms as all other full-time employees.

Perquisites
We do not provide significant perquisites or other personal benefits to our executives except as generally made available to our employees. During fiscal year 2025, our NEOs did not receive perquisites or other personal benefits, that were, in the aggregate, $10,000 or more for each individual.
401(k) Plan
We maintain a tax-qualified retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis (the “401(k) Plan”). Participants in the 401(k) Plan are able to defer eligible compensation subject to applicable annual limits provided by the Internal Revenue Code of 1986, as amended (the “Code”). We provide a matching contribution of 100% of employee contributions up to $3,000. The 401(k) Plan is intended to be qualified under Section 401(a) of the Code with the 401(k) Plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan.
Policy Prohibiting Hedging and Pledging of Our Equity Securities
Our insider trading policy prohibits our employees, including our executive officers, and the non-employee members of our board, from engaging in short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock; pledging our securities as collateral for loans; and holding Company securities in margin accounts. However, in November 2023, the board granted an exception to the insider trading policy to enable Mr. Tangney to secure a loan using certain shares of Class A common stock as collateral, which represented less than 5% of his overall equity ownership of the Company. In May, 2025, the loan was terminated and the subject shares were released as collateral.
Clawback Policy
On October 26, 2023, our compensation committee adopted a Clawback Policy applicable to all of our current and former executive officers as defined under Rule 16a-1(f) under Section 16 of the Exchange Act, and as described above in the section entitled “Corporate Governance - Clawback Policy”.
Rule 10b5-1 Trading Plans
Our executive officers and directors are encouraged to conduct all purchase or sale transactions under a trading plan established pursuant to Rule 10b5-1 under the Exchange Act. Through a Rule 10b5-1 trading plan, the executive officer or director contracts with a broker to buy or sell shares of our common stock on a periodic basis pursuant to a set of pre-arranged instructions. The broker then executes the trades pursuant to the terms of the plan.
Tax and Accounting Implications

Deductibility of executive compensation. In designing our executive compensation program and determining the compensation of our executive officers, a variety of factors is considered, including the potential impact of the $1,000,000 deduction limit of Section 162(m) of the Code .

To maintain flexibility to compensate our executive officers in a manner designed to promote our short-term and long-term goals, we have not adopted a policy that all compensation must be deductible. We believe that we should not be constrained by the requirements of Section 162(m) of the Code where those requirements would impair our flexibility in attracting and retaining the highest level of talented and experienced executive officers and in compensating our executive officers in a manner that best promotes our strategic objectives.

Taxation of “parachute” payments and deferred compensation. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that the Company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director, or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code. We have not agreed to provide our executive officers, including our NEOs, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Section 4999 or Section 409A of the Code.

Accounting treatment. Under ASC Topic 718, we are required to estimate and record expense for each award of equity compensation over the vesting period of the award. We record stock-based compensation expense on an ongoing basis according to ASC Topic 718.

The accounting impact of our executive compensation program is one of many factors that are considered in determining the size and structure of our executive compensation program, so that we can ensure that it is reasonable and in the best interests of our stockholders.
Compensation Risk Assessment
Our compensation committee reviews our compensation program, including compensation levels, designs, practices and policies, to understand if there are any areas that are likely to promote excessive risk-taking or create risks that could have a material adverse effect on the Company. Based on the review, we believe that, through a combination of risk-mitigating features and incentives guided by relevant market practices, our compensation programs, policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The following features are noted as strong mitigating features:
•our long-term incentive awards generally vest over time;
•we have a prohibition on hedging and pledging of our common stock except for a previous one-time exception granted to our Chief Executive Officer;
•we have an independent compensation committee; and
•our compensation committee engages an independent compensation consultant.

REPORT OF THE COMPENSATION COMMITTEE
The information contained in this compensation committee report shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act, or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Doximity specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained within this proxy statement with management and, based on such review and discussions, our compensation committee recommended to our board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended March 31, 2025.
Compensation Committee:
Kevin Spain (Chair)
Kira Wampler
Phoebe Yang

SUMMARY COMPENSATION INFORMATION

This section provides an overview of the compensation awarded to, earned by, or paid to each of our named executive officers (“NEOs”) for fiscal year 2025. As noted above, our NEOs for fiscal year 2025 were:
•Jeff Tangney, our Chief Executive Officer;
•Anna Bryson, our Chief Financial Officer;
•Nate Gross, M.D., our Former Chief Strategy Officer; and
•Jennifer Chaloemtiarana, our General Counsel
2025 Summary Compensation Table
The following table presents the compensation awarded to, earned by, and paid to our NEOs during fiscal years 2025, 2024, and 2023.

Name and Principal Position	Year	Salary ($)		Stock Awards ($) (1)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(2)	Total ($)
Jeff Tangney, Chief Executive Officer	2025	600,000	(3)	15,431,144	(4)	1,200,000	(5)	3,845	17,234,989
	2024	295,000		—		—		3,869	298,869
	2023	240,000		—		—		3,726	243,726

Anna Bryson, Chief Financial Officer	2025	400,000		—		421,296	(5)	4,098	825,394
	2024	316,667		3,158,121		387,612		3,807	3,866,207
	2023	300,000		—		150,000		3,709	453,709

Nate Gross, Former Chief Strategy Officer	2025	322,917	(6)	994,201		198,000	(5)	5,326	1,520,444
	2024	300,000		—		—		5,469	305,469
	2023	300,000		1,349,151		150,000		5,535	1,804,686

Jennifer Chaloemtiarana, General Counsel	2025	322,917	(6)	994,201		330,000	(5)	4,751	1,651,869
	2024	300,000		—		299,700		4,241	603,941
	2023	300,000		1,079,306		200,000		4,035	1,583,341
_____________
(1)The amounts reported represent the aggregate grant date fair value of the stock awards granted to our NEOs during the fiscal year, calculated in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock awards reported in this column are set forth in Note 2 and Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2025. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service vesting conditions. The amounts reported in this column reflect the accounting cost for these RSUs and PSUs and do not correspond to the actual economic value that may be received by our NEOs upon the vesting and/or settlement of the RSU and PSU awards or any sale of the underlying shares of common stock.
(2)For fiscal year 2025, the amounts reported represent 401(k) matching contributions, company-paid group life insurance premiums, and wellness benefits for each of our NEOs, and company contributions to health savings accounts for Dr. Gross.
(3)Mr. Tangney’s base salary was increased from $300,000 to $600,000 retroactively effective as of April 1, 2024.
(4)The grant date fair value of the PSUs included within this amount is calculated based on the probable outcome of the performance conditions as of the grant date. Assuming the maximum level of performance achievement, the aggregate grant date fair of the PSUs granted in fiscal year 2025 would have been $6,973,346. For more information regarding the accounting for and assumptions we used to calculate the grant date fair values for PSUs, see Note 2 and Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2025.
(5)The amounts reported reflect non-equity incentive compensation earned by our NEOs upon the achievement of pre-established performance metrics. See “Compensation Discussion and Analysis—Short-Term Cash Incentive Compensation” for a description of the 2025 annual cash incentive program.
(6)Dr. Gross and Ms. Chaloemtiarana’s base salaries were increased from $300,000 to $325,000 effective as of May 1, 2024. Dr. Gross served as our Chief Strategy Officer until June 16, 2025, and he remains as an advisor to the Company.

2025 Grants of Plan-Based Awards Table
The following table shows each non-equity incentive plan award and each equity award granted to our NEOs during fiscal year 2025.

		Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)				All other stock awards: number of shares of stock or units (#)		Grant date fair value of stock and option awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeff Tangney	N/A	300,000	600,000	1,200,000	—	—	—		—		—
	10/24/2024	—	—	—	—	—	—		252,234	(4)	10,460,144
	10/24/2024	—	—	—	42,039	84,077	168,154	(5)	—		4,971,000
Anna Bryson	N/A	320,863	350,000	442,750	—	—	—		—		—
Nate Gross	N/A	256,500	300,000	396,000	—	—	—		—		—
	7/24/2024	—	—	—	—	—	—		35,660	(6)	994,201
Jennifer Chaloemtiarana	N/A	285,000	300,000	330,000	—	—	—		—		—
	7/24/2024	—	—	—	—	—	—		35,660	(6)	994,201
_____________
(1)The amounts represent the threshold, target, and maximum amount of non-equity incentive plan awards each NEO could earn in fiscal year 2025 under our short-term cash incentive compensation program. See “Compensation Discussion and Analysis—Short-Term Cash Incentive Compensation” for a description of the 2025 annual cash incentive program. The threshold numbers set forth above are based on achieving the minimum level of performance for which payment would be made; if the threshold performance metrics are not achieved, the performance-based cash incentives will not be paid.
(2)Amounts in these columns represent the threshold, target, and maximum units for PSUs with a grant date established under ASC Topic 718 in the fiscal year. For purposes of the PSUs, the number of awardable PSUs cannot be determined until the applicable performance goals are determined to have been achieved.
(3)The grant date fair value of each equity award is computed in accordance with FASB ASC 718. The amounts reported in this column reflect the accounting cost for these equity awards as of each respective grant date and do not correspond to the actual economic value that may be received by the NEOs upon the vesting of the equity awards. The amounts for the PSUs granted in fiscal year 2025 included within this column reflect the grant date fair value based upon the probable outcome of the performance conditions as of the grant date. For purposes of the PSUs, the number of awardable PSUs cannot be determined until the applicable performance goals are determined to have been achieved.
(4)18.75% of the shares subject to this RSU vested on November 15, 2024 and the remaining shares vest in equal quarterly installments of 6.25% thereafter, subject to the NEO’s continuous service relationship with the company through each applicable vesting date.
(5)The amounts represent the number of PSUs that may be eligible to vest upon achievement of the performance goals and the NEO's continuous service relationship with the company through the vest date on May 15, 2027. See "Compensation Discussion and Analysis—Long-Term Performance-Based Equity Incentive Awards" for additional details.
(6)16.67% of the shares subject to this RSU vested on August 15, 2024 and the remaining shares vest in equal quarterly installments of 8.33% thereafter, subject to the NEO’s continuous service relationship with the company through each applicable vesting date.

Outstanding Equity Awards at 2025 Year-End
The following table provides information regarding outstanding equity awards held by our NEOs as of March 31, 2025.

				Option Awards (1)				Stock Awards (1)
Name	Grant Date	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Stock Units That Have Not Vested (#)	Market Value of Stock Units That Have Not Vested ($)(2)
Jeff Tangney	3/29/18	3/29/18	(3)	1,792,000	—	0.97	3/28/28
	3/29/18	3/11/18	(3)	776,000	—	0.97	3/28/28
	2/16/21	4/1/22	(4)	2,187,500	1,562,500	8.26	2/15/31
	10/24/24	10/24/24	(5)	—	—	—	—	189,175	10,977,825
	10/24/24	10/24/24	(6)	—	—	—	—	168,154	9,757,977
Anna Bryson(12)	9/29/20	8/21/21	(7)	22,334	3,334	2.21	9/28/30
	12/22/20	8/21/22	(8)	51,666	28,334	4.12	12/21/30
	2/5/21	2/1/21	(4)	253,200	129,068	8.26	2/4/31
	2/15/24	2/15/24	(9)	—	—	—	—	52,045	3,020,171
Nate Gross	6/10/20	5/1/20	(3)	69,284	—	1.54	6/9/30
	2/16/21	12/1/24	(7)	4,374	65,626	8.26	2/15/31
	2/16/21	2/1/21	(3)	46,325	—	8.26	2/15/31
	8/15/22	8/15/22	(10)	—	—	—	—	13,689	794,373
	7/24/24	7/24/24	(11)	—	—	—	—	23,774	1,379,605
Jennifer Chaloemtiarana(12)	9/2/20	8/24/20	(3)	84,188	—	2.21	9/1/30
	2/16/21	3/4/21	(3)	834	—	8.26	2/15/31
	2/16/21	9/1/24	(7)	1,460	61,250	8.26	2/15/31
	8/15/22	8/15/22	(10)	—	—	—	—	10,951	635,487
	7/24/24	7/24/24	(11)	—	—	—	—	23,774	1,379,605
_____________
(1)Unless otherwise described herein, each option grant is subject to the terms of our 2010 Equity Incentive Plan (the “2010 Plan”) and each RSU is subject to the terms of our 2021 Plan.
(2)The market value of the outstanding RSUs was calculated by multiplying the number of shares shown in the Table by $58.03, which was the closing market price of our Class A common stock on March 31, 2025, the last trading day of our fiscal year.
(3)This option is fully vested.
(4)1/60th of the shares subject to the stock option vest on a monthly basis following the vesting commencement date, subject to the NEO’s continuous service relationship with the company through each applicable vesting date.
(5)18.75% of the shares subject to this RSU vested on November 15, 2024 and the remaining shares vest in equal quarterly installments of 6.25% thereafter, subject to the NEO’s continuous service relationship with the company through each applicable vesting date.
(6)The number of PSUs is calculated based on actual performance for the measurement period which ended on March 31, 2025, and is measured at 200% of target. As of March 31, 2025, the PSUs are subject to time-based vesting only and will vest in full on May 15, 2027, subject to the NEO’s continuous service relationship with the company through such date.
(7)1/48th of the shares subject to the stock option vest on a monthly basis following the vesting commencement date, subject to the NEO’s continuous service relationship with the company through each applicable vesting date.
(8)1/48th of the shares subject to the stock option vest on a monthly basis following the fifth anniversary of Ms. Bryson’s hire date, August 21, 2022, subject to the NEO’s continuous service relationship with the company through each applicable vesting date.
(9)1/8th of the shares subject to this RSU vest on a quarterly basis following the vesting commencement date, subject to the NEO’s continuous service relationship with the company through each applicable vesting date.
(10)1/16th of the shares subject to this RSU vest on a quarterly basis following the vesting commencement date, subject to the NEO’s continuous service relationship with the company through each applicable vesting date.
(11)16.67% of the shares subject to this RSU vest on August 15, 2024 and the remaining shares vest in equal quarterly installments of 8.33% thereafter, subject to the NEO’s continuous service relationship with the company through each applicable vesting date.
(12)All unvested awards for the NEO are subject to vesting acceleration under certain circumstances pursuant to the terms of the 2010 Plan or 2021 Plan, as applicable, and/or the NEO’s offer letter, each , as described in the section titled “Potential Payments upon Termination or Change in Control” below.

2025 Option Exercises and Stock Vested Table
The following table provides information on stock option exercises and shares acquired on the vesting of stock awards by our NEOs during fiscal year 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jeff Tangney	178,334	13,231,450	63,059	3,551,332
Anna Bryson	383,942	16,864,229	52,046	2,410,920
Nate Gross	173,866	6,577,979	21,011	1,006,300
Jennifer Chaloemtiarana	121,230	6,606,772	19,186	921,773
(1)The value realized on exercise is computed by multiplying (i) the difference between the exercise price and the closing stock price of our Class A common stock on the date of exercise by (ii) the number of shares subject to the stock option that were exercised.
(2)The value realized on vesting is computed by multiplying (i) the number of shares subject to the RSU that vested by (ii) the closing stock price of our Class A common stock on the vesting date.

Potential Payments upon Termination or Change in Control

The following describes and quantifies the estimated amounts payable under existing plans and contractual arrangements we have entered into with our NEOs, assuming a qualifying termination of employment occurred on March 31, 2025, based on the closing market price of our Class A common stock of $58.03 on March 31, 2025.

Anna Bryson: Pursuant to Ms. Bryson’s amended offer letter, in the event of a termination of her employment by us without Cause or by Ms. Bryson as a result of a Constructive Termination, in either case within twelve months following the consummation of a Change in Control (as such capitalized terms are defined in the amended offer letter), Ms. Bryson will be eligible to receive acceleration of 100% of any of her then-outstanding and unvested equity awards, such that all equity awards will become vested and exercisable as of her separation date. Had such a qualifying termination of employment occurred on March 31, 2025, the value of the accelerated vesting of Ms. Bryson’s outstanding equity awards would have been $11,157,476.

Jennifer Chaloemtiarana: Pursuant to Ms. Chaloemtiarana’s offer letter, in the event of her termination of employment by us without Cause (as defined in the offer letter), Ms. Chaloemtiarana will receive from the company (i) a cash payment in an amount equal to six (6) months of her then-current base salary and a pro-rated portion of her annual incentive compensation (both paid in equal installments over six (6) months) (ii) upon her timely COBRA election, company-paid COBRA health premiums in an amount equal to the company’s portion of health premiums for Ms. Chaloemtiarana and her eligible dependents had Ms. Chaloemtiarana continued employment with the company for a period of six (6) months, and (iii) acceleration of the then-outstanding unvested equity that would have vested during the six (6) months following such termination of employment, so that any such equity awards will vest and become exercisable as of the date of her termination as if she had provided services to the company for an additional six (6) months. Had such a qualifying termination of employment for Ms. Chaloemtiarana occurred on March 31, 2025, the value of the cash salary severance would have been $162,500, the value of the cash annual incentive compensation would have been $150,000, and the value of the accelerated vesting of her outstanding equity awards would have been $992,285, for a total value of $1,304,785. In addition, in the event of a termination by us without Cause or by Ms. Chaloemtiarana as a result of Constructive Termination (as each such capitalized term is defined in the offer letter), in either case, within twelve months following the consummation of a Change in Control (as defined in the offer letter), in addition to the above and in lieu of (iii), Ms. Chaloemtiarana will be eligible to receive acceleration of vesting of 100% of any of her then-outstanding and unvested equity awards, such that all equity awards will become vested and exercisable as of her separation date. Had such a qualifying termination of employment for Ms. Chaloemtiarana occurred on March 31, 2025, the value of the cash salary severance would have been $162,500, the value of the cash annual incentive compensation would have been $150,000, and the value of the accelerated vesting of her outstanding equity awards would have been $5,063,504, for a total value of $5,376,004.

In addition, the Company’s equity plans provide for certain contingent benefits upon a change in control as described below:

The 2010 Plan provides that in the event of a merger or a “Change in Control,” as defined in the 2010 Plan, each outstanding award is treated as our board determines without participant consent. Outstanding awards may be (i) assumed or substituted by an acquiring company; (ii) upon written notice to participants, terminated upon or immediately prior to the Change in Control or merger; (iii) vested and become exercisable, or restrictions will lapse, in whole or in part prior to the Change in Control or merger; (iv) terminated for an amount of cash or property equal to what the participant would have received on exercise or realization of the award, if any; or (v) any combination of the foregoing. However, in the event that the acquiring company does not assume or substitute awards, (x) all vesting on options and stock appreciation rights shall fully accelerate and become exercisable, (y) all restrictions on restricted stock and restricted stock units will lapse, and (z) any performance-based vesting and performance goals or other vesting criteria will be deemed achieved at one-hundred percent of target.

The 2021 Plan provides that upon the effectiveness of a “sale event,” as defined in our 2021 Plan, an acquirer or successor entity may assume, continue or substitute for the outstanding awards under our 2021 Plan. To the extent that awards granted under our 2021 Plan are not assumed or continued or substituted by the successor entity, all unvested awards granted under our 2021 Plan shall terminate. In such case, except as may be otherwise provided in the relevant award agreement, all options and stock appreciation rights with time-based vesting, conditions or restrictions that are not vested and exercisable immediately prior to the sale event will become fully vested and exercisable as of the sale event, all other awards with time-based vesting, conditions, or restrictions will become fully vested and nonforfeitable as of the sale event, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with the sale event at the plan administrator’s discretion or to the extent specified in the relevant award agreement.
CEO PAY RATIO
Under rules adopted pursuant to the Dodd-Frank Act, we are required to disclose the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer (the “CEO Pay Ratio”). The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio. The annual total compensation for 2025 for our CEO, Mr. Tangney was $17,234,989 as reported under the heading “Summary Compensation Table.” Our median employee's annual total compensation for 2025 was $229,289, calculated using the same methodology as that for our CEO which includes both cash and equity based compensation. As a result, we estimate that Mr. Tangney's 2025 total compensation was approximately 75 times that of our median employee.
Our CEO to median employee pay ratio was calculated in accordance with Item 402(u) of Regulation S-K. As permitted by Item 402(u) of Regulation S-K, we used the same median employee for fiscal year 2025 as we used for fiscal year 2024, as there was no significant change during fiscal year 2025 to our median employee's circumstances, our employee population, or our employee compensation arrangements that we believe would significantly impact the pay ratio disclosure.
In fiscal year 2024, we identified the median employee using our entire employee population on March 31, 2024 (including all employees, whether employed on a full-time, part-time, seasonal or temporary basis). We did not include any contractors or other non-employee workers in our employee population.
To identify the median employee, we used a consistently applied compensation measure consisting of annual base pay, actual commissions, actual bonuses, and the grant date fair value of equity awards granted to our employees during the fiscal year ended March 31, 2024. Compensation for new hire employees that commenced employment in fiscal year 2024 and employees on an unpaid leave of absence during the year were annualized to reflect a full year.
This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the compensation committee nor management of the company used the CEO Pay Ratio measure in making compensation decisions.

PAY VERSUS PERFORMANCE

The following tables set forth information concerning the compensation of our NEOs and our financial performance for the fiscal years ended March 31, 2025, 2024, 2023, and 2022.

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid to our Chief Executive Officer, who is our principal executive officer (“PEO”) and the other NEOs, as calculated in accordance with Item 402(v) of Regulation S-K, and certain financial performance measures. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Fiscal Year 2025 Executive Compensation Program—Compensation Discussion and Analysis.”

Pay Versus Performance Table
The following table summarizes compensation values reported in the Summary Compensation Table (“SCT”) for our PEO and the average for our other NEOs, as compared to Compensation Actually Paid (“CAP”) and the Company’s financial performance for the fiscal years ended March 31, 2025, 2024, 2023, and 2022:

					Value of Initial Fixed $100 Investment Based On:(4)
Year(1)	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)(2)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)(3)	Total Shareholder Return(5) ($)	Peer Group Shareholder Return ($)(6)	Net Income (Millions) ($)	Revenue (Millions) ($)(7)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025	17,234,989	84,832,017	1,332,569	7,420,364	109.49	162.45	223.2	570.4
2024	298,869	(15,679,931)	2,486,614	657,221	50.77	153.41	147.6	475.4
2023	243,726	(101,686,366)	1,074,218	(7,298,566)	61.09	105.07	112.8	419.1
2022	243,388	217,519,085	3,225,392	23,272,821	98.28	110.08	154.8	343.5
_____________
(1)Jeff Tangney was our PEO for all of the years represented in the table. The following individuals were our Non-PEO NEOs in the respective years:
2025: Anna Bryson, Nate Gross, Jennifer Chaloemtiarana
2024: Anna Bryson, Craig Overpeck, Nate Gross, Jennifer Chaloemtiarana
2023: Anna Bryson, Paul Jorgensen, Nate Gross, Jennifer Chaloemtiarana
2022: Anna Bryson, Paul Jorgensen, Joseph Kleine
(2)The dollar amounts reported in column (c) and (e) represent the CAP to our PEO and the average CAP to our other NEOs as a group, respectively, as computed in accordance with Item 402(v) of Regulation S-K, and do not reflect the actual amount of compensation earned by or paid to our PEO or our other NEOs as a group during the applicable year.

(3)In accordance with Item 402(v) of Regulation S-K, the following adjustments were made to the 2025 amounts reported for our PEO and our other NEOs as a group in the “Total” column of the Summary Compensation Table for each year to calculate CAP. The assumptions used in calculating the fair value of the stock awards reported in this table are in accordance with FASB ASC 718 and set forth in Note 2 and Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2025. Such fair values do not take into account any estimated forfeitures related to service vesting conditions. The amounts reported in this table reflect the accounting cost for these RSUs and PSUs and do not correspond to the actual economic value that may be received by our PEO and NEOs upon the vesting and/or settlement of the RSU and PSU awards or any sale of the underlying shares of common stock. For information on the calculation of “compensation actually paid” for 2024, 2023, and 2022, please see the “pay versus performance” disclosure in our 2024 definitive proxy statement which was filed with the SEC on July 18, 2024 and our 2023 definitive proxy statement which was filed with the SEC on June 14, 2023 for 2023 and 2022 information.

	2025
	Jeff Tangney	Average Non-PEO NEOs
Total Compensation from SCT	17,234,989	1,332,569
Adjustments for equity awards:
Grant date values in the SCT	(15,431,144)	(662,801)
Year-end fair value of unvested awards granted in the current year	20,735,802	919,737
Fair values at vest date for awards granted and vested in current year	3,551,332	389,079
Change in fair values from prior year-end to current year-end of unvested awards granted in prior years	48,139,800	3,747,122
Change in fair values from prior year-end to vest date of awards granted in prior years that that vested in the year	10,601,238	1,694,658
Forfeitures during current year equal to prior year-end fair value	—	—
Dividends or dividend equivalents not otherwise included in total compensation	—	—
Total Adjustments for Equity Awards	67,597,028	6,087,795
Compensation Actually Paid	84,832,017	7,420,364
(4)The Company and the Peer Group total shareholder return is determined based on the value of an initial fixed investment of $100 on June 24, 2021 (the date that our Class A common stock commenced trading on the NYSE) through the end of the listed year, and assumes that all dividends were reinvested.
(5)Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.
(6)Represents the weighted peer group TSR of the S&P 500 Information Technology Index, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated.
(7)While the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Revenue is the financial performance measure that, in the Company’s assessment, represents the most important performance measure used by the Company to link compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to Company performance.

Financial Performance Measures
As described in greater detail in the “Compensation Discussion and Analysis” section above, the Company’s executive compensation program reflects a pay-for-performance philosophy. The metrics that we use for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders. Below is an unranked list of all financial performance measures that we used to link Compensation Actually Paid to the Company’s NEOs for the most recently completed fiscal year to the Company’s performance:
•Revenue
•Adjusted EBITDA
We define adjusted EBITDA as net income before interest, income taxes, depreciation, and amortization, and as further adjusted for acquisition and other related expenses, stock-based compensation expense, restructuring and impairment charges, change in fair value of contingent earn-out consideration liability, and other income, net. For a reconciliation of net income to adjusted EBITDA, see page 54 of our Annual Report on Form 10-K for the fiscal year ended March 31, 2025, filed with the SEC on May 20, 2025.

Relationship Between Compensation Actually Paid and Financial Performance Measures

As required by SEC rules, we are providing in this section a graphic analysis showing a comparison of the CAP to our NEOs and the other metrics presented in the Pay Versus Performance table: total stockholder return, net income, and revenue.
Relationship between CAP, Cumulative Total Shareholder Return (“TSR”) of the Company and Cumulative TSR of the Peer Group
The graph below illustrates the relationship between CAP for our PEO, the average of CAP for our Non-PEO NEOs, the Company's cumulative TSR, and the cumulative TSR of the S&P 500 Information Technology Index for each of the periods presented in the Pay Versus Performance table.

Compensation Actually Paid vs TSR
Compensation Actually Paid ($M)
250
200
150
100
50
0
(50)
(100)
(150)
Total Shareholder Return
165
150
135
120
105
90
75
60
45
FY22
FY23
FY24
FY25
PEO CAP
Average Non-PEO NEO CAP
Doximity TSR
S&P 500 Information Technology Index TSR

Relationship Between CAP and Net Income
The graph below illustrates the relationship between the CAP for our PEO, the average of CAP for our Non-PEO NEOs, and the Company's net income for each of the periods presented in the Pay Versus Performance table.

Compensation Actually Paid vs Net Income
Compensation Actually Paid ($M)
250
200
150
100
50
0
(50)
(100)
Net Income ($M)
250
200
150
100
FY22
FY23
FY24
FY25
PEO CAP
Average Non-PEO NEO CAP
Net Income

Relationship Between CAP and Revenue
The graph below illustrates the relationship between the CAP for our PEO, the average of CAP for our Non-PEO NEOs, and the Company's revenue for each of the periods presented in the Pay Versus Performance table.

Compensation Actually Paid vs Revenue
Compensation Actually Paid ($M)
250
200
150
100
50
0
(50)
(100)
(150)
Revenue ($M)
600
550
500
450
400
350
300
FY22
FY23
FY24
FY25
PEO CAP
Average Non-PEO NEO CAP
Revenue

EQUITY COMPENSATION PLAN INFORMATION
The following table shows certain information with respect to all of our equity compensation plans, including the 2010 Plan, 2021 Employee Stock Purchase Plan (the “2021 ESPP”) and the 2021 Plan, in effect as of March 31, 2025, as well as shares that may be issued pursuant to warrants and options issued under arrangements outside of the 2010 Plan, 2021 ESPP, and the 2021 Plan.

	Equity Compensation Plan Information
Plan category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plan (Excluding Securities Referenced in Column (a))
Equity compensation plans approved by security holders (1)	14,272,898	(2)	5.77	(3)	50,190,919	(4)
Equity compensation plans not approved by security holders	2,847,500	(5)	2.11		N/A
Total	17,120,398		4.98	(3)	50,190,919
_____________
(1)The number of shares reserved and available for issuance under the 2021 Plan will automatically increase each April 1 by 5% of the outstanding number of shares of our Class A and Class B common stock as of the immediately preceding March 31, or such lesser number of shares as determined by our compensation committee. The number of shares reserved and available for issuance under the 2021 ESPP will automatically increase each April 1 through April 1, 2031, by the lesser of 6,750,000 shares of our Class A common stock, 1% of the outstanding number of shares of our Class A common stock and Class B common stock on the immediately preceding March 31, or such lesser number of shares as determined by our compensation committee. As of March 31, 2025, a total of 44,276,854 shares of our Class A common stock have been reserved for issuance pursuant to the 2021 Plan, which number excludes the 4,721,882 shares that were added to the 2021 Plan as a result of the automatic annual increase on April 1, 2025. The Company no longer makes grants under the 2010 Plan. As of March 31, 2025, a total of 9,741,578 shares of our Class A common stock have been reserved for issuance pursuant to the 2021 ESPP, which number excludes the 1,888,753 shares that were added to the 2021 ESPP as a result of the automatic annual increase on April 1, 2025.
(2)Includes 10,445,385 shares of Class B common stock issuable upon the exercise of outstanding options and 3,827,513 shares of Class A common stock issuable upon the vesting of RSUs. Amount does not include any purchase rights accruing under the 2021 ESPP during the current purchase period. Subject to the number of shares remaining in the share reserve, the maximum number of shares purchasable by any participant in the 2021 ESPP on any one purchase date for any offering period, including the current offering period, may not exceed 10,000 shares.
(3)As RSUs do not have any exercise price, such units are not included in the weighted average exercise price calculation.
(4)As of March 31, 2025, there were 40,449,341 shares of Class A common stock available for grant under the 2021 Plan and 9,741,578 shares of Class A common stock available for grant under the 2021 ESPP. The amount reflected includes purchase rights accruing under the 2021 ESPP as of March 31, 2025 because the purchase rights (and, therefore, the number of shares to be purchased) will not be determined until the end of the purchase period on August 15, 2025.
(5)Includes shares of common stock issuable upon the exercise of outstanding options granted to Mr. Tangney outside of the 2010 Plan, as described in the “Outstanding Equity Awards at 2025 Year-End” table and shares of common stock issuable upon the exercise of warrants granted to U.S. News & World Report, L.P. For a description of these warrants, see Notes to Consolidated Financial Statements, Footnote 10 - Common Stock Warrants in our Annual Report on Form 10-K for fiscal year ended March 31, 2025

PROPOSAL THREE:
NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC, or the Dodd-Frank Act), we are providing our stockholders with the opportunity to cast a non-binding advisory vote to approve the compensation of our NEOs at the Annual Meeting. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the design and operation of our executive officers compensation program. We currently hold our non-binding, advisory say-on-pay vote every year. Stockholders will have an opportunity to cast an advisory vote on the frequency of the say-on-pay votes at least every six years. We currently expect that the next non-binding advisory vote on the frequency of the say-on-pay votes will occur at the annual meeting of stockholders held in 2029.

Our executive compensation program is intended to attract, incentivize, retain, and reward top quality management; pay for performance; align the interests of our executive officers with the interests of our stockholders; and ensure that executive compensation is meaningfully related to the creation of long-term stockholder value. This vote is not intended to address any specific item of compensation or the compensation of any specific NEO, but rather the overall compensation of all of our NEOs described in this proxy statement. The compensation of our NEOs is disclosed in the section of this proxy statement titled “Executive Compensation”, which consists of the Compensation Discussion and Analysis, the Summary Compensation Table, the ancillary compensation tables, and the related narrative disclosure contained therein. We believe that our NEO compensation program is competitive within our industry and strongly aligned with the long-term interests of our stockholders.
For these reasons, our board recommends a vote, on an advisory basis, in favor of the compensation of our NEOs.

Vote Required

As an advisory vote, this proposal is not binding upon the Company, our board or our compensation committee. Notwithstanding the advisory nature of this vote, our board and our compensation committee value the opinions expressed by our stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for our executive officers. Approval of this proposal requires the affirmative vote of a majority of the votes present and entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting and are voted for or against this proposal. Stockholders may vote “for” or “against” the proposal, or they may abstain from voting on the proposal. Abstentions will have the same effect of a vote “Against” the Say-on-Pay Proposal. Broker non-votes will have no effect on the outcome of this proposal.
Recommendation of our Board

OUR BOARD RECOMMENDS A VOTE “FOR” THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of June 11, 2025, for:
•each of our named executive officers for fiscal year 2025;
•each of our directors;
•all of our directors and executive officers as a group; and
•each person known by us to be the beneficial owner of more than five percent of the outstanding shares of our Class A or Class B common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based percentage ownership of our common stock on 136,746,803 shares of our Class A common stock and 50,919,611 shares of our Class B common stock outstanding as of June 11, 2025. We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of June 11, 2025 to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person. We have deemed shares of our common stock subject to restricted stock unit awards for which the service condition has been satisfied or would be satisfied within 60 days of June 11, 2025 to be outstanding and to be beneficially owned by the person holding the restricted stock unit awards for the purpose of computing the percentage ownership of that person. However, we did not deem these shares subject to stock options or restricted stock unit awards outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Doximity, Inc., 500 3rd St., Suite 510, San Francisco, CA 94107.

	Shares Beneficially Owned
	Class A		Class B §		Total Voting%†	Total Ownership%
	Shares	%	Shares	%
5% Stockholders:
Entities affiliated with Tangney Schweikert Family Trust(1)	—	*	43,953,330	86.3%	68.0%	24.3%
Entities affiliated with FMR LLC(2)	13,547,898	9.9%	—	*	2.1%	9.9%
Entities affiliated with The Vanguard Group(3)	10,900,648	8.0%	—	*	1.7%	8.0%
Entities affiliated with BlackRock, Inc.(4)	10,540,334	7.7%	—	*	1.6%	7.7%
Named Executive Officers and Directors:
Jeff Tangney(5)	1,915,274	1.4%	52,942,996	94.6%	76.3%	28.9%
Regina Benjamin(6)	10,258	*	381,138	*	*	*
Timothy Cabral(7)	—	*	393,500	*	*	*
Kevin Spain(8)	750,583	*	2,410,273	4.7%	3.8%	2.3%
Kira Wampler(9)	10,258	*	474,700	*	*	*
Phoebe Yang(10)	8,369	*	—	*	*	*
Anna Bryson(11)	313,011	*	267,302	*	*	*
Jennifer Chaloemtiarana(12)	25,696	*	93,772	*	*	*
Nate Gross(13)	456,530	*	127,275	*	*	*
All current directors and executive officers as a group (8 persons)(14)	3,033,449	2.2%	56,963,681	98.9%	80.3%	31.3%
_____________
*    Represents less than one percent (1%).
†    Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class A common stock are entitled to one vote per share, and holders of our Class B common stock are entitled to ten votes per share.
§    The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.
(1)Consists of (i) 23,953,330 shares of Class B common stock held of record by Tangney Schweikert Family Trust, of which Jeff Tangney and his spouse, Claudia Schweikert, are trustees, and (ii) 20,000,000 shares of Class B common stock held of record by Tangney Annuity Trust, LLC, of which Ms. Schweikert is the sole manager.
(2)Beneficial ownership information is based on information contained in the Schedule 13G/A filed with the SEC on March 7, 2025 by FMR LLC. Consists of 13,547,898 shares of Class A common stock held of record by FMR LLC. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. FMR LLC has sole voting power over 13,536,048 shares and sole dipositive power over 13,547,898 shares. The address for FMR LLC is 245 Summer Street, Boston, MA 02210.
(3)Beneficial ownership information is based on information contained in the Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group. Consists of 10,900,648 shares of Class A common stock held of record by The Vanguard Group. The Vanguard Group has shared voting power over 43,468 shares, sole dispositive power over 10,732,765 shares, and shared dispositive power over 167,883 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(4)Beneficial ownership information is based on information contained in the Schedule 13G filed with the SEC on January 25, 2024 by BlackRock, Inc. Consists of 10,540,334 shares of Class A common stock held of record by BlackRock, Inc. BlackRock, Inc has sole voting power over 10,178,368 shares and sole dipositive power over 10,540,334 shares. The address for BlackRock, Inc is 50 Hudson Yards, New York, NY 10001.
(5)Consists of (i) 23,953,330 shares of Class B common stock held of record by Tangney Schweikert Family Trust, of which, Jeff Tangney, and his spouse, Claudia Schweikert, are trustees, (ii) 20,000,000 shares of Class B common stock held of record by Tangney Annuity Trust, LLC, of which Ms. Schweikert is the sole manager, (iii) 3,921,666 shares of Class B common stock held of record by Mr. Tangney, (iv) 1,915,274 shares of Class

A common stock held of record by Mr. Tangney, and (v) 5,068,000 shares of Class B common stock subject to outstanding stock options that are exercisable within 60 days of June 11, 2025.
(6)Consists of (i) 10,258 shares of Class A common stock and (ii) 381,138 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of June 11, 2025.
(7)Consists of 393,500 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of June 11, 2025.
(8)Consists of (i) 2,410,273 shares of Class B common stock held by ECP II, (ii) 387,500 shares of Class A common stock held by ECO I, and (iii) 363,083 shares of Class A common stock held of record by The Spain-Goralnik Family Trust 12/7/12. Mr. Spain, a member of our board of directors, is a partner of EEP II and shares voting and dispositive power with regard to the shares directly held by ECP II. Mr. Spain disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(9)Consists of (i) 10,258 shares of Class A common stock and (ii) 474,700 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of June 11, 2025.
(10)Consists of (i) 5,481 shares of Class A common stock and (ii) 2,888 shares of Class A common stock subject to RSUs that vest within 60 days of June 11, 2025.
(11)Consists of (i) 313,011 shares of Class A common stock and (ii) 267,302 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of June 11, 2025.
(12)Consists of (i) 25,696 shares of Class A common stock and (ii) 93,772 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of June 11, 2025.
(13)Consists of (i) 456,530 shares of Class A common stock and (ii) 127,275 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of June 11, 2025.
(14)Consists of (i) 3,030,561 shares of Class A common stock beneficially owned by our current directors and executive officers, (ii) 2,888 shares of Class A common stock subject to RSUs held by our current directors and executive officers that vest within 60 days of June 11, 2025, (ii) 50,285,269 shares of Class B common stock beneficially owned by our current directors and executive officers, and (iv) 6,678,412 shares of Class B common stock subject to outstanding options that are exercisable within 60 days of June 11, 2025.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements and indemnification arrangements, discussed, when required, in the sections titled “Executive Officers” and “Executive Compensation” the following is a description of each transaction during fiscal year 2025 and each currently proposed transaction in which:
•we have been or are to be a participant;
•the amount involved exceeded or exceeds $120,000; and
•any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.
Investors’ Rights Agreement
We are party to an investors’ rights agreement which provides, among other things, that certain holders of our capital stock have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing. The parties to the investors’ rights agreement include Jeff Tangney, our Chief Executive Officer and a current director, and entities affiliated with Mr. Tangney and entities affiliated with InterWest Partners, Emergence Capital Partners, and Morgenthaler Ventures.
Limitation of Liability and Indemnification of Officers and Directors
Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:
•any breach of their duty of loyalty to our Company or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•any unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•any transaction from which they derived an improper personal benefit.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
In addition, our amended and restated bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.
Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that we enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. Apart from the disclosure under Part I, Item 3. “Legal Proceedings,” in our Annual Report on Form 10-K for fiscal year ended March 31, 2025, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
We maintain insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.
Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Procedures for Approval of Related Party Transactions
Our audit committee charter provides that the audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members.
Certain of the transactions described above were entered into prior to the adoption of this policy. Accordingly, such transactions were approved by either the audit committee or the disinterested members of our board after making a determination that the transaction was executed on terms no less favorable than those that could have been obtained from an unrelated third party. Any related party transactions entered into after we adopted this policy were approved by our audit committee after making a determination that the transaction was executed on terms no less favorable than those that could have been obtained from an unrelated third party.

ADDITIONAL INFORMATION
Our board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that all required reports were filed on a timely basis under Section 16(a) other than a Form 4 Amendment filed by Mr. Cabral on February 5, 2025, amending a prior Form 4 originally filed July 31, 2023 disclosing a transaction from July 28, 2023.

Certain Legal Matters
Beginning in April 2024, the Company and certain of our directors and officers have been named in lawsuits in the United States District Court for the Northern District of California. The first lawsuit is captioned In re Doximity, Inc. Securities Litigation, No. 5:24-cv-02281 (N.D. Cal.). The operative complaint brings securities law claims on behalf of a putative class of our investors from June 24, 2021 and August 8, 2023 against the Company and our CEO related to our disclosure of user count and engagement rates. Three shareholder derivative lawsuits have also been filed. Two are consolidated under the caption In re Doximity, Inc. Stockholder Derivative Litigation, No. 5:24-cv-02801 (N.D. Cal.). A third derivative lawsuit is captioned Guttman v. Tangney, et al,. 1:24-cv-01387 (D. Del). The complaints assert claims for, among other things, violations of securities law, breach of fiduciary duties, unjust enrichment, abuse of control, gross mismanagement, and waste against certain of our directors and officers on a similar basis to the securities lawsuit. The securities lawsuit is currently proceeding in the discovery phase. Other similar lawsuits or proceedings may be initiated in the future. The defendants intend to defend vigorously against these actions.

* * *

DOXIMITY, INC.
500 3RD STREET
SUITE 510
SAN FRANCISCO, CA 94107

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on August 27, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DOCS2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on August 27, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Doximity, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxy cards submitted by mail must be received no later than August 27, 2025, to be voted at the annual meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V76294-P34473 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DOXIMITY, INC.

The Board of Directors recommends you vote FOR the following proposals:

	For All	Withhold All	For All Except
1. To elect two Class I Directors to serve until the annual meeting of stockholders to be held in 2028 or until their successors are duly elected and qualified.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jeffrey Tangney
02) Kira Wampler

NOTE: The proxies may vote in their discretion upon any other matters as may properly come before the meeting or any adjournments, continuations or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V76295-P34473

DOXIMITY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

AUGUST 28, 2025 at 9:00 a.m. PT

The undersigned stockholder(s) hereby appoint(s) Jeffrey Tangney, Anna Bryson, and Jennifer Chaloemtiarana, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Doximity, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Pacific Time on Thursday, August 28, 2025, virtually at www.virtualshareholdermeeting.com/DOCS2025, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED (i) "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR; (ii) "FOR" THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2026; (iii) "FOR" THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY'S NAMED EXECUTIVE OFFICERS FOR THE FISCAL YEAR ENDED MARCH 31, 2025; AND (iv) IN THE DISCRETION OF THE PROXIES, UPON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT, CONTINUATION OR POSTPONEMENT THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE